                                    KNOLLWOOD
                                865 BELLEVUE ROAD
                              NASHVILLE, TENNESSEE

                                 MARKET VALUE -
                                FEE SIMPLE ESTATE

                                AS OF MAY 7, 2003

                                  PREPARED FOR:

                   APARTMENT INVESTMENT AND MANAGEMENT COMPANY
                                     (AIMCO)
                C/O LINER YANKELEVITZ SUNSHINE & REGENSTREIF LLP

                                        &

                       LIEFF CABRASER HEIMANN & BERNSTEIN
                          ON BEHALF OF NUANES, ET. AL.

                    [AMERICAN APPRAISAL ASSOCIATES(R) LOGO]

                    [AMERICAN APPRAISAL ASSOCIATES(R) LOGO]

                 [AMERICAN APPRAISAL ASSOCIATES(R) LETTERHEAD]

                                                                   JUNE 30, 2003

Apartment Investment and Management
Company ("AIMCO") c/o
Mr. Steven A. Velkei, Esq.
Liner Yankelevitz Sunshine & Regenstreif LLP
1100 Glendon Avenue, 14th Floor
Los Angeles, California 90024-3503

Nuanes, et al.( "Plaintiffs ") c/o
Ms. Joy Kruse
Lieff Cabraser Heimann & Bernstein
Embarcadero Center West
275 Battery Street, 30th Floor
San Francisco, California 94111

RE: KNOLLWOOD
    865 BELLEVUE ROAD
    NASHVILLE, DAVIDSON COUNTY, TENNESSEE

In accordance with your authorization, we have completed the appraisal of the above referenced property. This complete appraisal is intended to report our analysis and conclusions in a summary format.

The subject property consists of an apartment project having 326 units with a total of 358,280 square feet of rentable area. The improvements were built in 1972. The improvements are situated on 30.75 acres. Overall, the improvements are in average condition. As of the date of this appraisal, the subject property is 97% occupied.

It is our understanding the appraisal will be used by the clients to assist the San Mateo Superior Court in the settlement of litigation between the above mentioned clients. The appraisal is intended to conform to the Uniform Standards of Professional Appraisal Practice ("USPAP") as promulgated by the Appraisal Standards Board of the Appraisal Foundation and the Code of Professional Ethics and Standards of Professional Practice of the Appraisal Institute. The appraisal is presented in a summary report, and the Departure Provision of USPAP has not been invoked in this appraisal. It is entirely inappropriate to use this value conclusion or the report for any purpose other than the one stated.

AMERICAN APPRAISAL ASSOCIATES, INC.                 LETTER OF TRANSMITTAL PAGE 2
KNOLLWOOD, NASHVILLE, TENNESSEE

The opinions expressed in this appraisal cover letter can only be completely understood by reading the narrative report, addenda, and other data, which is attached. The appraisal is subject to the attached general assumptions and limiting conditions and general service conditions.

As a result of our investigation, it is our opinion that the fee simple market value of the subject, effective May 7, 2003 is:

                                 ($14,800,000)

                             Respectfully submitted,
                             AMERICAN APPRAISAL ASSOCIATES, INC.

                             -s- Frank Fehribach
                             -----------------------
June 30, 2003                Frank Fehribach, MAI
#053272                      Managing Principal, Real Estate Group
                             Tennessee Temporary Practice Permit #00053573

Report By:
Daniel Salcedo
Tennessee Temporary Practice Permit #00053558

AMERICAN APPRAISAL ASSOCIATES, INC.                     TABLE OF CONTENTS PAGE 3
KNOLLWOOD, NASHVILLE, TENNESSEE

                                TABLE OF CONTENTS
Cover
Letter of Transmittal
Table of Contents

                                 APPRAISAL DATA

Executive Summary ..............................................................      4
Introduction ...................................................................      9
Area Analysis ..................................................................     11
Market Analysis ................................................................     14
Site Analysis ..................................................................     16
Improvement Analysis ...........................................................     16
Highest and Best Use ...........................................................     17

                                   VALUATION

Valuation Procedure ............................................................     18
Sales Comparison Approach ......................................................     20
Income Capitalization Approach .................................................     26
Reconciliation and Conclusion ..................................................     38

                                    ADDENDA

Exhibit A - Photographs of Subject Property
Exhibit B - Summary of Rent Comparables and Photograph of Comparables Exhibit C - Assumptions and Limiting Conditions
Exhibit D - Certificate of Appraiser
Exhibit E - Qualifications
General Service Conditions

AMERICAN APPRAISAL ASSOCIATES, INC.                     EXECUTIVE SUMMARY PAGE 4
KNOLLWOOD, NASHVILLE, TENNESSEE

                                EXECUTIVE SUMMARY

PART ONE - PROPERTY DESCRIPTION

PROPERTY NAME:                 Knollwood
LOCATION:                      865 Bellevue Road
                               Nashville, Tennessee

INTENDED USE OF ASSIGNMENT:    Court Settlement
PURPOSE OF APPRAISAL:          "As Is" Market Value of the Fee Simple Estate
INTEREST APPRAISED:            Fee simple estate

DATE OF VALUE:                 May 7, 2003
DATE OF REPORT:                June 30, 2003

PHYSICAL DESCRIPTION - SITE & IMPROVEMENTS:
SITE:
   Size:                       30.75 acres, or 1,339,470 square feet
   Assessor Parcel No.:        142-000-030
   Floodplain:                 Community Panel No. 47037C0304F (April 20, 2001)
                               Flood Zone X, an area outside the floodplain.
   Zoning:                     RM-9 (Low to Medium Density Apartment District)

BUILDING:
   No. of Units:               326 Units
   Total NRA:                  358,280 Square Feet
   Average Unit Size:          1,099 Square Feet
   Apartment Density:          10.6 units per acre
   Year Built:                 1972

UNIT MIX AND MARKET RENT:

                         GROSS RENTAL INCOME PROJECTION

                                             Market Rent
                            Square    -----------------------     Monthly         Annual
Unit Type                    Feet      Per Unit       Per SF       Income         Income
------------------------------------------------------------------------------------------
1Br/1Ba -1A10                 655     $      520     $   0.79    $   18,720     $  224,640
1Br/1Ba -1B10                 706     $      570     $   0.81    $   22,800     $  273,600
1Br/1.5Ba - 2A15            1,064     $      600     $   0.56    $   43,200     $  518,400
2Br/2Ba - 2A20              1,095     $      610     $   0.56    $   29,280     $  351,360
2Br/1.5Ba -2B15             1,310     $      770     $   0.59    $   46,200     $  554,400
2Br/2Ba - 2B20              1,120     $      660     $   0.59    $   15,840     $  190,080
3Br/2.5Ba - 3A25            1,496     $      760     $   0.51    $   13,680     $  164,160
3Br/2.5Ba - 3B25            1,603     $      790     $   0.49    $   22,120     $  265,440
                                                                 -------------------------
                                                     Total       $  211,840     $2,542,080

OCCUPANCY:                       97%

AMERICAN APPRAISAL ASSOCIATES, INC.                     EXECUTIVE SUMMARY PAGE 5
KNOLLWOOD, NASHVILLE, TENNESSEE

ECONOMIC LIFE:                                 45 Years
EFFECTIVE AGE:                                 25 Years
REMAINING ECONOMIC LIFE:                       20 Years
SUBJECT PHOTOGRAPHS AND LOCATION MAP:

                               SUBJECT PHOTOGRAPHS

                                    [PICTURE]              [PICTURE]

                                UNIT TYPE FACADE           UNIT TYPE

                                    AREA MAP

                                      [MAP]

AMERICAN APPRAISAL ASSOCIATES, INC.                     EXECUTIVE SUMMARY PAGE 6
KNOLLWOOD, NASHVILLE, TENNESSEE

                                NEIGHBORHOOD MAP

                                      [MAP]

HIGHEST AND BEST USE:
  As Vacant:                 Hold for future multi-family development
  As Improved:               Continuation as its current use

METHOD OF VALUATION:         In this instance, the Sales Comparison and Income
                             Approaches to value were utilized.

AMERICAN APPRAISAL ASSOCIATES, INC.                     EXECUTIVE SUMMARY PAGE 7
KNOLLWOOD, NASHVILLE, TENNESSEE

PART TWO - ECONOMIC INDICATORS

INCOME CAPITALIZATION APPROACH

                                                     Amount               $/Unit
                                                     ------               ------
DIRECT CAPITALIZATION
Potential Rental Income                            $ 2,542,080           $ 7,798
Effective Gross Income                             $ 2,556,474           $ 7,842
Operating Expenses                                 $ 1,163,526           $ 3,569             45.5% of EGI
Net Operating Income:                              $ 1,311,449           $ 4,023

Capitalization Rate                                9.00%
DIRECT CAPITALIZATION VALUE                        $14,600,000 *         $44,785 / UNIT

DISCOUNTED CASH FLOW ANALYSIS:

Holding Period                                     10 years
2002 Economic Vacancy                              8%
Stabilized Vacancy & Collection Loss:              7%
Lease-up / Stabilization Period                    N/A
Terminal Capitalization Rate                       10.00%
Discount Rate                                      11.50%
Selling Costs                                      2.00%
Growth Rates:
  Income                                           3.00%
  Expenses:                                        3.00%
DISCOUNTED CASH FLOW VALUE                         $14,800,000 *         $45,399 / UNIT

RECONCILED INCOME CAPITALIZATION VALUE             $14,800,000           $45,399 / UNIT

SALES COMPARISON APPROACH

PRICE PER UNIT:
  Range of Sales $/Unit (Unadjusted)               $41,538 to $71,552
  Range of Sales $/Unit (Adjusted)                 $41,538 to $47,564
VALUE INDICATION - PRICE PER UNIT                  $14,700,000 *         $45,092 / UNIT

EGIM ANALYSIS
  Range of EGIMs from Improved Sales               5.76 to 6.85
  Selected EGIM for Subject                        5.75
  Subject's Projected EGI                          $2,556,474
EGIM ANALYSIS CONCLUSION                           $14,700,000 *         $45,092 / UNIT

NOI PER UNIT ANALYSIS CONCLUSION                   $14,700,000 *         $45,092 / UNIT

RECONCILED SALES COMPARISON VALUE                  $14,700,000           $45,092 / UNIT

----------------------------

* Value indications are after adjustments for concessions, deferred maintenance, excess land and lease-up costs, if any.

AMERICAN APPRAISAL ASSOCIATES, INC.                     EXECUTIVE SUMMARY PAGE 8
KNOLLWOOD, NASHVILLE, TENNESSEE

PART THREE - SUMMARY OF VALUE CONCLUSIONS

SALES COMPARISON APPROACH:
  Price Per Unit                             $14,700,000
  NOI Per Unit                               $14,700,000
  EGIM Multiplier                            $14,700,000
INDICATED VALUE BY SALES COMPARISON          $14,700,000           $45,092 / UNIT

INCOME APPROACH:
  Direct Capitalization Method:              $14,600,000
  Discounted Cash Flow Method:               $14,800,000
INDICATED VALUE BY THE INCOME APPROACH       $14,800,000           $45,399 / UNIT

RECONCILED OVERALL VALUE CONCLUSION:         $14,800,000           $45,399 / UNIT

AMERICAN APPRAISAL ASSOCIATES, INC.                         INTRODUCTION  PAGE 9
KNOLLWOOD, NASHVILLE, TENNESSEE

                                  INTRODUCTION

IDENTIFICATION OF THE SUBJECT

The subject property is located at 865 Bellevue Road, Nashville, Davidson County, Tennessee. Nashville identifies it as 142-000-030.

SCOPE OF THE ASSIGNMENT

The property, neighborhood, and comparables were inspected by Daniel Salcedo on May 7, 2003. Frank Fehribach, MAI has not made a personal inspection of the subject property. Daniel Salcedo performed the research, valuation analysis and wrote the report. Frank Fehribach, MAI reviewed the report and concurs with the value. Frank Fehribach, MAI and Daniel Salcedo have extensive experience in appraising similar properties and meet the USPAP competency provision.

The scope of this investigation comprises the inspection of the property and the collection, verification, and analysis of general and specific data pertinent to the subject property. We have researched current improved sales and leases of similar properties, analyzing them as to their comparability, and adjusting them accordingly. We completed the Sales Comparison and Income Capitalization Approaches to value. From these approaches to value, a concluded overall value was made.

DATE OF VALUE AND REPORT

This appraisal was made to express the opinion of value as of May 7, 2003. The date of the report is June 30, 2003.

PURPOSE AND USE OF APPRAISAL

The purpose of the appraisal is to estimate the market value of the fee simple interest in the subject property. It is understood that the appraisal is intended to assist the clients in litigation settlement proceedings. The appraisal was not based on a requested minimum valuation, a specific valuation, or the approval of a loan.

PROPERTY RIGHTS APPRAISED

We have appraised the Fee Simple Estate in the subject property (as applied in the Sales & Income Approaches), subject to the existing short-term leases. A Fee Simple Estate is

AMERICAN APPRAISAL ASSOCIATES, INC.                        INTRODUCTION  PAGE 10
KNOLLWOOD, NASHVILLE, TENNESSEE

defined in The Dictionary of Real Estate Appraisal, 3rd ed. (Chicago: Appraisal Institute, 1993), as:

         "Absolute ownership unencumbered by any other interest or estate, subject only to the limitations imposed by the governmental powers of taxation, eminent domain, police power, and escheat."

MARKETING/EXPOSURE PERIOD

   MARKETING PERIOD:                      6 to 12 months
   EXPOSURE PERIOD:                       6 to 12 months

HISTORY OF THE PROPERTY

Ownership in the subject property is currently vested in CCP 4. To the best of our knowledge, no transfers of ownership or offers to purchase the subject are known to have occurred during the past three years.

AMERICAN APPRAISAL ASSOCIATES, INC.                       AREA ANALYSIS  PAGE 11
KNOLLWOOD, NASHVILLE, TENNESSEE

                          AREA / NEIGHBORHOOD ANALYSIS

NEIGHBORHOOD ANALYSIS

A neighborhood is a group of complementary land uses. The function of the neighborhood analysis is to describe the immediate surrounding environs. The subject is located in the city of Nashville, Tennessee. Overall, the neighborhood is characterized as a suburban setting with the predominant land use being residential. The subject's neighborhood is generally defined by the following boundaries.

NEIGHBORHOOD BOUNDARIES

East   - Old Hickory Road
West   - I-40
South  - Harding Road
North  - SR-70

MAJOR EMPLOYERS

Major employers in the subject's area include ComPlus, Concentra, Saturn Corporation, Gaylord Entertainment, Nissan Motor Manufacturing Corporation, Kroger Company, Reemay Inc., United Parcel Service, First American National Bank, Shoney's Inc., Bell South, Inter-City Pro-Corporation, NationsBank, and Bridgestone/Firestone. The overall economic outlook for the area is considered favorable.

DEMOGRAPHICS

We have reviewed demographic data within the neighborhood. The following table summarizes the key data points.

AMERICAN APPRAISAL ASSOCIATES, INC.                        AREA ANALYSIS PAGE 12
KNOLLWOOD, NASHVILLE, TENNESSEE

                           NEIGHBORHOOD DEMOGRAPHICS

                                               AREA
                             ----------------------------------------
        CATEGORY             1-Mi. RADIUS  3-Mi. RADIUS  5-Mi. RADIUS     MSA
----------------------------------------------------------------------------------
POPULATION TRENDS
Current Population                12,085        36,342        52,469     1,275,686
5-Year Population                 13,003        40,528        57,470     1,391,452
% Change CY-5Y                       7.6%         11.5%          9.5%          9.1%
Annual Change CY-5Y                  1.5%          2.3%          1.9%          1.8%

HOUSEHOLDS
Current Households                 5,738        16,120        22,453       499,284
5-Year Projected Households        6,308        18,194        24,906       550,820
% Change CY - 5Y                     9.9%         12.9%         10.9%         10.3%
Annual Change CY-5Y                  2.0%          2.6%          2.2%          2.1%

INCOME TRENDS
Median Household Income       $   60,529    $   67,116    $   72,338    $   45,328
Per Capita Income             $   31,326    $   34,591    $   37,616    $   23,901
Average Household Income      $   67,050    $   77,426    $   87,800    $   61,067

Source: Demographics Now

The subject neighborhood's population is expected to show increases above that of the region. The immediate market offers superior income levels as compared to the broader market.

The following table illustrates the housing statistics in the subject's immediate area, as well as the MSA region.

                                 HOUSING TRENDS

                                                   AREA
                                 ----------------------------------------
        CATEGORY                 1-Mi. RADIUS  3-Mi. RADIUS  5-Mi. RADIUS       MSA
------------------------------------------------------------------------------------
HOUSING TRENDS
% of Households Renting              28.48%        33.39%        27.74%        31.23%
5-Year Projected % Renting           27.87%        33.01%        27.67%        30.53%

% of Households Owning               65.55%        60.64%        66.66%        61.72%
5-Year Projected % Owning            66.54%        61.52%        67.17%        62.91%

Source: Demographics Now

AMERICAN APPRAISAL ASSOCIATES, INC.                       AREA ANALYSIS  PAGE 13
KNOLLWOOD, NASHVILLE, TENNESSEE

SURROUNDING IMPROVEMENTS

The following uses surround the subject property:
North  - Residential
South  - Residential
East   - Multifamily
West   - Office/Retail

CONCLUSIONS

The subject is well located within the city of Nashville. The neighborhood is characterized as being mostly suburban in nature and is currently in the stable stage of development. The economic outlook for the neighborhood is judged to be favorable with a good economic base.

AMERICAN APPRAISAL ASSOCIATES, INC.                     MARKET ANALYSIS  PAGE 14
KNOLLWOOD, NASHVILLE, TENNESSEE

                                 MARKET ANALYSIS

The subject property is located in the city of Nashville in Davidson County. The overall pace of development in the subject's market is more or less decreasing. Based on our site inspection of the market area, there was no evidence of additional development for multifamily use. The following table illustrates historical vacancy rates for the subject's market.

                            HISTORICAL VACANCY RATE

Period        Region     Submarket
----------------------------------
 1997          5.5%        5.0%
 1998          6.7%        6.0%
 1999          5.9%        7.0%
 2000          5.9%        7.9%
 2001          7.3%        8.6%
 2002          8.0%        8.0%

Source: Greater Nashville Apartment Association

Occupancy trends in the subject's market are stable. Historically speaking, the subject's submarket has equated the overall market. Occupancy in the subject's market area is expected to be around 94.0%. Any expected changes are caused by the short time fluctuations derived from the current economic situation affecting the local, regional and national markets.

Market rents in the subject's market have been following an increasing trend. The following table illustrates historical rental rates for the subject's market.

                            HISTORICAL AVERAGE RENT

Period     Region       % Change  Submarket     % Change
--------------------------------------------------------
 1996       $583            -       $735            -
 1997       $604          3.6%      $760          3.4%
 1998       $634          5.0%      $769          1.2%
 1999       $647          2.1%      $784          2.0%
 2000       $667          3.1%      $796          1.5%
 2001       $677          1.5%      $814          2.3%
 2002       $685          1.2%      $820          0.7%

Source: Greater Nashville Apartment Association

The following table illustrates a summary of the subject's competitive set.

AMERICAN APPRAISAL ASSOCIATES, INC.                      MARKET ANALYSIS PAGE 15
KNOLLWOOD, NASHVILLE, TENNESSEE

                             COMPETITIVE PROPERTIES

 No.                Property Name           Units       Ocpy.    Year Built            Proximity to subject
----------------------------------------------------------------------------------------------------------------------
 R-1            Legacy Hill                  206         94%        1977        Approx. 2.9 miles east of subject
 R-2            Iroquois                     376         90%        1967        Approx. 1.2 miles east of subject
 R-3            Archstone at Bellevue        225         96%        1986        Approx. 2.3 miles northeast of subject
 R-4            Creekwood                    200         97%        1971        Approx. 1.7 miles west of subject
 R-5            Post Ridge                   150         98%        1972        Approx.1.8 miles northeast of subject
Subject         Knollwood                    326         97%        1972

Rental rates are expected to stabilize.

AMERICAN APPRAISAL ASSOCIATES, INC.                 PROPERTY DESCRIPTION PAGE 16
KNOLLWOOD, NASHVILLE, TENNESSEE

                              PROPERTY DESCRIPTION

SITE ANALYSIS

 Site Area                    30.75 acres, or 1,339,470 square feet
 Shape                        Irregular
 Topography                   Slightly slope
 Utilities                    All necessary utilities are available to the site.
 Soil Conditions              Stable
 Easements Affecting Site     None other than typical utility easements
 Overall Site Appeal          Average
 Flood Zone:
  Community Panel             47037C0304F, dated April 20, 2001
  Flood Zone                  Zone X
 Zoning                       RM-9, the subject improvements represent a legal
                              conforming use of the site.

REAL ESTATE TAXES

                            ASSESSED VALUE - 2002
                    --------------------------------------      TAX RATE /      PROPERTY
PARCEL NUMBER         LAND       BUILDING         TOTAL         MILL RATE         TAXES
----------------------------------------------------------------------------------------
 142-000-030        $782,400    $4,579,800      $5,362,200       0.03840        $205,908

IMPROVEMENT ANALYSIS

 Year Built                   1972
 Number of Units              326
 Net Rentable Area            358,280 Square Feet
 Construction:
  Foundation                  Concrete block wall
  Frame                       Heavy or light wood
  Exterior Walls              Brick or masonry
  Roof                        Composition shingle over a wood truss structure
 Project Amenities            Amenities at the subject include a swimming pool,
                              tennis court, gym room, barbeque equipment, meeting hall, laundry room, and secured parking.

 Unit Amenities               Individual unit amenities include a balcony,
                              fireplace, cable TV connection, and washer dryer connection. Appliances available in each unit include a refrigerator, stove, microwave dishwasher, water heater, garbage disposal, washer/dryer, and oven.

AMERICAN APPRAISAL ASSOCIATES, INC.                 PROPERTY DESCRIPTION PAGE 17
KNOLLWOOD, NASHVILLE, TENNESSEE

Unit Mix:

                                      Unit Area
   Unit Type        Number of Units   (Sq. Ft.)
-----------------------------------------------
1Br/1Ba -1A10              36             655
1Br/1Ba -1B10              40             706
1Br/1.5Ba - 2A15           72           1,064
2Br/2Ba - 2A20             48           1,095
2Br/1.5Ba -2B15            60           1,310
2Br/2Ba - 2B20             24           1,120
3Br/2.5Ba - 3A25           18           1,496
3Br/2.5Ba - 3B25           28           1,603

Overall Condition             Average
Effective Age                 25 years
Economic Life                 45 years
Remaining Economic Life       20 years
Deferred Maintenance          None

HIGHEST AND BEST USE ANALYSIS

In accordance with the definition of highest and best use, an analysis of the site relating to its legal uses, physical possibilities, and financial feasibility is appropriate. The highest and best use as vacant is to hold for future multi-family development. The subject improvements were constructed in 1972 and consist of a 326-unit multifamily project. The highest and best use as improved is for a continued multifamily use. Overall, the highest and best use of the subject property is the continued use of the existing apartment project.

AMERICAN APPRAISAL ASSOCIATES, INC.                 VALUATION PROCEDURE  PAGE 18
KNOLLWOOD, NASHVILLE, TENNESSEE

                             THE VALUATION PROCEDURE

There are three traditional approaches, which can be employed in establishing the market value of the subject property. These approaches and their applicability to the valuation of the subject are summarized as follows:

THE COST APPROACH

The application of the Cost Approach is based on the principle of substitution. This principle may be stated as follows: no one is justified in paying more for a property than that amount by which he or she can obtain, by purchase of a site and construction of a building, without undue delay, a property of equal desirability and utility. In the case of a new building, no deficiencies in the building should exist.

In the case of income-producing real estate, the cost of construction plays a minor and relatively insignificant role in determining market value. The Cost Approach is typically only a reliable indicator of value for: (a) new properties; (b) special use properties; and (c) where the cost of reproducing the improvements is easily and accurately quantified and there is no economic obsolescence. In all instances, the issue of an appropriate entrepreneurial profit - the reward for undertaking the risk of construction, remains a highly subjective factor especially in a market lacking significant speculative development.

THE SALES COMPARISON APPROACH

The Sales Comparison Approach is an estimate of value based upon a process of comparing recent sales of similar properties in the surrounding or competing areas to the subject property. Inherent in this approach is the principle of substitution.

The application of this approach consists of comparing the subject property with similar properties of the same general type, which have been sold recently or currently are available for sale in competing areas. This comparative process involves judgment as to the similarity of the subject property and the comparable sale with respect to many value factors such as location, contract rent levels, quality of construction, reputation and prestige, age and condition, among others. The estimated value through this approach represents the probable price at which a willing seller would sell the subject property to a willing and knowledgeable buyer as of the date of value.

AMERICAN APPRAISAL ASSOCIATES, INC.                 VALUATION PROCEDURE  PAGE 19
KNOLLWOOD, NASHVILLE, TENNESSEE

THE INCOME CAPITALIZATION APPROACH

The theory of the Income Capitalization Approach is based on the premise that present value is the value of the cash flow and reversionary value the property will produce over a reasonable holding (ownership) period.

The Discounted Cash Flow Analysis will convert equity cash flows (including cash flows and equity reversion) into a present value utilizing an internal rate of return (or discount rate). The Internal Rate of Return (IRR) will be derived from a comparison of alternate investments, a comparative analysis of IRR's used by recent buyers of similar properties, and a review of published industry surveys.

The Direct Capitalization Analysis converts one year of income into an overall value using overall capitalization rates from similar sales. The overall rates take into consideration buyers assumptions of the market over the long-term.

The results of the Income Capitalization Analysis are usually the primary value indicator for income producing properties. Investors expect a reasonable rate of return on their equity investment based on the ownership risks involved; this approach closely parallels the investment decision process.

RECONCILIATION

In this instance, we have completed the Sales Comparison and Income Capitalization Approaches to value. As an income producing property, the income approach is a primary approach to value. The Sales Comparison Approach is also considered reliable as investors are buying similar buildings in the market.

Our research indicates that market participants are generally not buying, selling, investing, or lending with reliance placed on the methodology of the Cost Approach to establish the value. Therefore, we have decided that the Cost Approach is not a reliable indicator of value for the subject, and this approach has not been utilized.

AMERICAN APPRAISAL ASSOCIATES, INC.           SALES COMPARISON APPROACH  PAGE 20
KNOLLWOOD, NASHVILLE, TENNESSEE

                            SALES COMPARISON APPROACH

Use of market or comparable sales requires the collection and analysis of comparable sales data. Similar properties recently sold are compared to the subject and adjusted based on any perceived differences. This method is based on the premise that the costs of acquiring a substitute property would tend to establish a value for the subject property. The premise suggests that if a substitute is unavailable in the market, the reliability of the approach may be subordinate to the other approaches.

The reliance on substitute properties produces shortcomings in the validity of this approach. Geographic and demographic characteristics from each submarket restrict which sales may be selected. Recent sales with a similar physical characteristics, income levels, and location are usually limited. The sales we have identified, however, do establish general valuation parameters as well as provide support to our conclusion derived through the income approach method.

The standard unit of comparison among similar properties is the sales price per unit and price per square foot of net rentable area. To accurately adjust prices to satisfy the requirements of the sales comparison approach, numerous calculations and highly subjective judgments would be required including consideration of numerous income and expense details for which information may be unreliable or unknown. The sales price per unit and square foot are considered relevant to the investment decision, but primarily as a parameter against which value estimates derived through the income approach can be judged and compared.

In examining the comparable sales, we have applied a subjective adjustment analysis, which includes specific adjustments derived from our experience and consulting with the market participants.

SALES COMPARISON ANALYSIS

Detailed on the following pages are sales transactions involving properties located in the subject's competitive investment market.

Photographs of the sale transactions are located in the Addenda. Following the summary of sales is an adjustment grid that is used to arrive at a value.

AMERICAN APPRAISAL ASSOCIATES, INC.            SALES COMPARISON APPROACH PAGE 21
KNOLLWOOD, NASHVILLE, TENNESSEE

SUMMARY OF COMPARABLE SALES -IMPROVED

                                                                          COMPARABLE                          COMPARABLE
DESCRIPTION                                 SUBJECT                          I - 1                               I - 2
---------------------------------------------------------------------------------------------------------------------------------
   Property Name                  Knollwood                     Dunhill Village                    Belle Valley

LOCATION:
   Address                        865 Bellevue Road             512 Old Hickory Blvd               100 Belle Valley Drive

   City, State                    Nashville, Tennessee          Nashville, TN                      Nashville, TN
   County                         Davidson                      Davidson                           Davidson
PHYSICAL CHARATERISTICS:
   Net Rentable Area (SF)         358,280                       337,908                            287,040
   Year Built                     1972                          1998                               1985
   Number of Units                326                           348                                260
   Unit Mix:                      Type                  Total     Type                   Total       Type                   Total
                                  1Br/1Ba -1A10          36     1Br/1Ba                   168      1Br/1Ba                    60
                                  1Br/1Ba -1B10          40     2Br/1Ba                   128      2Br/2Ba                   160
                                  1Br/1.5Ba - 2A15       72     3Br/2Ba                    52      3Br/2.5Ba                  40
                                  2Br/2Ba - 2A20         48
                                  2Br/1.5Ba -2B15        60
                                  2Br/2Ba - 2B20         24
                                  3Br/2.5Ba - 3A25       18
                                  3Br/2.5Ba - 3B25       28

   Average Unit Size (SF)         1,099                         971                                1,104
   Land Area (Acre)               30.7500                       36.1100                            51.9100
   Density (Units/Acre)           10.6                          9.6                                5.0
   Parking Ratio (Spaces/Unit)    2.40                          2.40                               2.20
   Parking Type (Gr., Cov., etc.) Open                          Open, Carport/Garage               Open
CONDITION:                        Good                          Good                               Good
APPEAL:                           Average                       Good                               Good
AMENITIES:
   Pool/Spa                       Yes/No                        Yes/No                             Yes/No
   Gym Room                       Yes                           Yes                                Yes
   Laundry Room                   Yes                           Yes                                No
   Secured Parking                Yes                           No                                 Yes
   Sport Courts                   Yes                           No                                 Yes
   Washer/Dryer Connection        Yes                           Yes                                Yes
   Storage                        No                            No                                 No

OCCUPANCY:                        97%                           93%                                92%
TRANSACTION DATA:

   Sale Date                                                    September, 2002                    November, 2002
   Sale Price ($)                                               $24,900,000                        $10,800,000
   Grantor                                                      N/A                                N/A

   Grantee                                                      Dunhill Owners LLC                 Belle Valley Ltd

   Sale Documentation                                           Deed-20020905-0107891              Dee- 00006430-0000732
   Verification                                                 Dawn Edmonson                      Margaret Woody
   Telephone Number                                             615.352.1977                       615.356.5000
ESTIMATED PRO-FORMA:                                               Total $     $/Unit    $/SF           Total $    $/Unit   $/SF
   Potential Gross Income                                          $4,650,255  $13,363  $13.76        $1,712,758   $6,588   $5.97
   Vacancy/Credit Loss                                             $  325,518  $   935  $ 0.96        $  137,021   $  527   $0.48
   Effective Gross Income                                          $4,324,737  $12,427  $12.80        $1,575,737   $6,061   $5.49
   Operating Expenses                                              $1,946,637  $ 5,594  $ 5.76        $  679,537   $2,614   $2.37
   Net Operating Income                                            $2,378,100  $ 6,834  $ 7.04        $  896,200   $3,447   $3.12
NOTES:                                                          Overall superior to subject        Overall slightly superior to
                                                                                                   subject

   PRICE PER UNIT                                                            $71,552                         $41,538
   PRICE PER SQUARE FOOT                                                     $ 73.69                         $ 37.63
   EXPENSE RATIO                                                                45.0%                           43.1%
   EGIM                                                                         5.76                            6.85
   OVERALL CAP RATE                                                             9.55%                           8.30%
   Cap Rate based on Pro Forma or Actual Income?                             PRO FORMA                       PRO FORMA

                                                  COMPARABLE                        COMPARABLE
DESCRIPTION                                         I - 3                             I - 4
--------------------------------------------------------------------------------------------------------
   Property Name                       The Lexington at Bellevue          Wyndchase Bellevue

LOCATION:
   Address                             510 Old Hickory Blvd               7221 SR-70 South

   City, State                         Nashville, TN                      Nashville, TN
   County                              Davidson                           Davidson
PHYSICAL CHARATERISTICS:
   Net Rentable Area (SF)              260,000                            229,320
   Year Built                          1996                               1999
   Number of Units                     250                                234
   Unit Mix:                             Type                     Total     Type                   Total
                                       1Br/1Ba                     120    1Br/1Ba                   114
                                       2Br/1Ba                      92    2Br/2Ba                    96
                                       3Br/2.5Ba                    38    3Br/2.5Ba                  24

   Average Unit Size (SF)              1,040                              980
   Land Area (Acre)                    21.7900                            10.7700
   Density (Units/Acre)                11.5                               21.7
   Parking Ratio (Spaces/Unit)         2.20                               2.50
   Parking Type (Gr., Cov., etc.)      Open, Carport/Garage               Open, Carport/Garage
CONDITION:                             Good                               Average
APPEAL:                                Good                               Good
AMENITIES:
   Pool/Spa                            Yes/No                             Yes/No
   Gym Room                            Yes                                Yes
   Laundry Room                        Yes                                Yes
   Secured Parking                     Yes                                No
   Sport Courts                        No                                 No
   Washer/Dryer Connection             Yes                                No
   Storage                             No                                 Yes

OCCUPANCY:                             93%                                93%
TRANSACTION DATA:

   Sale Date                           December, 2002                     October, 2001
   Sale Price ($)                      $16,975,000                        $15,900,000
   Grantor                             N/A                                N/A

   Grantee                             Lexington Owners LLC               Wyndchase Lake Gibson Parke

   Sale Documentation                  Deed- 20021220-0157848             Deed-20011005-0108456
   Verification                        Faye Shaw                          Amy Prater
   Telephone Number                    615.352.5700                       615.646.7575
ESTIMATED PRO-FORMA:                       Total $      $/Unit    $/SF        Total $    $/Unit    $/SF
   Potential Gross Income                $2,737,903    $10,952   $10.53     $2,523,809   $10,786  $11.01
   Vacancy/Credit Loss                   $  191,653    $   767   $ 0.74     $  176,666   $   755  $ 0.77
   Effective Gross Income                $2,546,250    $10,185   $ 9.79     $2,347,143   $10,031  $10.24
   Operating Expenses                    $1,081,000    $ 4,324   $ 4.16     $  926,943   $ 3,961  $ 4.04
   Net Operating Income                  $1,465,250    $ 5,861   $ 5.64     $1,420,200   $ 6,069  $ 6.19
NOTES:                                 Overall, superior to subject       Overall, superior to subject

   PRICE PER UNIT                                   $67,900                           $67,949
   PRICE PER SQUARE FOOT                            $ 65.29                           $ 69.34
   EXPENSE RATIO                                       42.5%                             39.5%
   EGIM                                                6.67                              6.77
   OVERALL CAP RATE                                    8.63%                             8.93%
   Cap Rate based on Pro Forma or Actual Income?   PRO FORMA                          PRO FORMA

AMERICAN APPRAISAL ASSOCIATES, INC.            SALES COMPARISON APPROACH PAGE 22
KNOLLWOOD, NASHVILLE, TENNESSEE

                               IMPROVED SALES MAP

                                      [MAP]

IMPROVED SALES ANALYSIS

The improved sales indicate a sales price range from $41,538 to $71,552 per unit. Adjustments have been made to the sales to reflect differences in location, age/condition and quality/appeal. Generally speaking, larger properties typically have a lower price per unit when compared to smaller properties, all else being equal. Similarly, those projects with a higher average unit size will generally have a higher price per unit. After appropriate adjustments are made, the improved sales demonstrate an adjusted range for the subject from $41,538 to $47,564 per unit with a mean or average adjusted price of $44,937 per unit. The median adjusted price is $45,322 per unit. Based on the following analysis, we have concluded to a value of $45,000 per unit, which results in an "as is" value of $14,700,000 (rounded after necessary adjustment, if any).

AMERICAN APPRAISAL ASSOCIATES, INC.            SALES COMPARISON APPROACH PAGE 23
KNOLLWOOD, NASHVILLE, TENNESSEE

SALES ADJUSTMENT GRID

                                                                        COMPARABLE                          COMPARABLE
            DESCRIPTION                      SUBJECT                       I - 1                               I - 2
---------------------------------------------------------------------------------------------------------------------------------
   Property Name                       Knollwood                 Dunhill Village                  Belle Valley

   Address                             865 Bellevue Road         512 Old Hickory Blvd             100 Belle Valley Drive

   City                                Nashville, Tennessee      Nashville, TN                    Nashville, TN
   Sale Date                                                     September, 2002                  November, 2002
   Sale Price ($)                                                $24,900,000                      $10,800,000
   Net Rentable Area (SF)              358,280                   337,908                          287,040
   Number of Units                     326                       348                              260
   Price Per Unit                                                $71,552                          $41,538
   Year Built                          1972                      1998                             1985
   Land Area (Acre)                    30.7500                   36.1100                          51.9100
VALUE ADJUSTMENTS                           DESCRIPTION               DESCRIPTION        ADJ.        DESCRIPTION         ADJ.
   Property Rights Conveyed            Fee Simple Estate         Fee Simple Estate        0%      Fee Simple Estate       0%
   Financing                                                     Cash To Seller           0%      Cash To Seller          0%
   Conditions of Sale                                            Arm's Length             0%      Arm's Length            0%
   Date of Sale (Time)                                           09-2002                  0%      11-2002                 0%
VALUE AFTER TRANS. ADJUST. ($/UNIT)                                        $71,552                            $41,538
   Location                                                      Comparable               0%      Comparable              0%
   Number of Units                     326                       348                      0%      260                     0%
   Quality / Appeal                    Good                      Superior               -15%      Comparable              0%
   Age / Condition                     1972                      1998 / Good            -20%      1985 / Good             0%
   Occupancy at Sale                   97%                       93%                      0%      92%                     0%
   Amenities                           Good                      Superior                -5%      Comparable              0%
   Average Unit Size (SF)              1,099                     971                      5%      1,104                   0%
PHYSICAL ADJUSTMENT                                                                     -35%                              0%
FINAL ADJUSTED VALUE ($/UNIT)                                              $46,509                            $41,538

                                               COMPARABLE                      COMPARABLE
            DESCRIPTION                           I - 3                           I - 4
--------------------------------------------------------------------------------------------------
   Property Name                       The Lexington at Bellevue         Wyndchase Bellevue

   Address                             510 Old Hickory Blvd              7221 SR-70 South

   City                                Nashville, TN                     Nashville, TN
   Sale Date                           December, 2002                    October, 2001
   Sale Price ($)                      $16,975,000                       $15,900,000
   Net Rentable Area (SF)              260,000                           229,320
   Number of Units                     250                               234
   Price Per Unit                      $67,900                           $67,949
   Year Built                          1996                              1999
   Land Area (Acre)                    21.7900                           10.7700
VALUE ADJUSTMENTS                         DESCRIPTION          ADJ.         DESCRIPTION       ADJ.
   Property Rights Conveyed            Fee Simple Estate        0%       Fee Simple Estate      0%
   Financing                           Cash To Seller           0%       Cash To Seller         0%
   Conditions of Sale                  Arm's Length             0%       Arm's Length           0%
   Date of Sale (Time)                 12-2002                  0%       10-2001                0%
VALUE AFTER TRANS. ADJUST. ($/UNIT)              $67,900                          $67,949
   Location                            Comparable               0%       Comparable             0%
   Number of Units                     250                      0%       234                    0%
   Quality / Appeal                    Superior               -10%       Superior             -15%
   Age / Condition                     1996 / Good            -25%       1999 / Average       -20%
   Occupancy at Sale                   93%                      0%       93%                    0%
   Amenities                           Comparable               0%       Comparable             0%
   Average Unit Size (SF)              1,040                    0%       980                    5%
PHYSICAL ADJUSTMENT                                           -35%                            -30%
FINAL ADJUSTED VALUE ($/UNIT)                   $44,135                          $47,564

SUMMARY

VALUE RANGE (PER UNIT)                                  $41,538 TO $47,564
MEAN (PER UNIT)                                         $44,937
MEDIAN (PER UNIT)                                       $45,322
VALUE CONCLUSION (PER UNIT)                             $45,000

VALUE INDICATED BY SALES COMPARISON APPROACH                                    $14,670,000
ROUNDED                                                                         $14,700,000

NET OPERATING INCOME (NOI) ANALYSIS

We have also conducted a net operating income (NOI) comparison analysis. The NOI effectively takes into account the various physical, location, and operating aspects of the sale. When the subject's NOI is compared to the sale NOI, a percent adjustment can be arrived at. The following table illustrates this analysis.

AMERICAN APPRAISAL ASSOCIATES, INC.            SALES COMPARISON APPROACH PAGE 24
KNOLLWOOD, NASHVILLE, TENNESSEE

                            NOI PER UNIT COMPARISON

                            SALE PRICE                         NOI/         SUBJECT NOI
COMPARABLE    NO. OF        -----------                     -----------    --------------      ADJUSTMENT   INDICATED
    NO.        UNITS        PRICE/UNIT           OAR          NOI/UNIT     SUBJ. NOI/UNIT        FACTOR     VALUE/UNIT
----------------------------------------------------------------------------------------------------------------------
   I-1          348         $24,900,000          9.55%      $ 2,378,100     $ 1,311,449          0.589     $    42,121
                            $    71,552                     $     6,834     $     4,023
   I-2          260         $10,800,000          8.30%      $   896,200     $ 1,311,449          1.167     $    48,479
                            $    41,538                     $     3,447     $     4,023
   I-3          250         $16,975,000          8.63%      $ 1,465,250     $ 1,311,449          0.686     $    46,605
                            $    67,900                     $     5,861     $     4,023
   I-4          234         $15,900,000          8.93%      $ 1,420,200     $ 1,311,449          0.663     $    45,038
                            $    67,949                     $     6,069     $     4,023

                                   PRICE/UNIT

  Low         High      Average       Median
$42,121     $48,479     $45,561      $45,822

                VALUE ANALYSIS BASED ON COMPARABLES NOI PER UNIT

Estimated Price Per Unit                                $    45,000
                                                        -----------
Number of Units                                                 326
                                                        -----------
Value Based on NOI Analysis                             $14,670,000
                                       Rounded          $14,700,000

The adjusted sales indicate a range of value between $42,121 and $48,479 per unit, with an average of $45,561 per unit. Based on the subject's competitive position within the improved sales, a value of $45,000 per unit is estimated. This indicates an "as is" market value of $14,700,000 (rounded after necessary adjustment, if any) for the NOI Per Unit Analysis.

EFFECTIVE GROSS INCOME MULTIPLIER (EGIM) ANALYSIS

The effective gross income multiplier (EGIM) is derived by dividing the sales price by the total effective gross income. The following table illustrates the EGIMs for the comparable improved sales.

                  EFFECTIVE GROSS INCOME MULTIPLIER COMPARISON

                       SALE PRICE
COMPARABLE   NO. OF   -----------       EFFECTIVE      OPERATING                   SUBJECT
   NO.       UNITS     PRICE/UNIT     GROSS INCOME      EXPENSE           OER   PROJECTED OER   EGIM
----------------------------------------------------------------------------------------------------
   I-1        348     $24,900,000     $ 4,324,737     $ 1,946,637        45.01%                 5.76
                      $    71,552
   I-2        260     $10,800,000     $ 1,575,737     $   679,537        43.13%                 6.85
                      $    41,538                                                    45.51%
   I-3        250     $16,975,000     $ 2,546,250     $ 1,081,000        42.45%                 6.67
                      $    67,900
   I-4        234     $15,900,000     $ 2,347,143     $   926,943        39.49%                 6.77
                      $    67,949

                                      EGIM

Low       High      Average    Median
5.76      6.85       6.51       6.72

               VALUE ANALYSIS BASED ON EGIM'S OF COMPARABLE SALES

Estimate EGIM                                                     5.75
                                                           -----------
Subject EGI                                                $ 2,556,474

                                                           -----------
 Value Based on EGIM Analysis                              $14,699,728
                                           Rounded         $14,700,000
                     Value Per Unit                        $    45,092

AMERICAN APPRAISAL ASSOCIATES, INC.           SALES COMPARISON APPROACH  PAGE 25
KNOLLWOOD, NASHVILLE, TENNESSEE

There is an inverse relationship, which generally holds among EGIMs and operating expenses. Properties, which have higher expense ratios, typically sell for relatively less and therefore produce a lower EGIM. As will be illustrated in the Income Capitalization Approach of this report, the subject's operating expense ratio (OER) is estimated at 45.51% before reserves. The comparable sales indicate a range of expense ratios from 39.49% to 45.01%, while their EGIMs range from 5.76 to 6.85. Overall, we conclude to an EGIM of 5.75, which results in an "as is" value estimate in the EGIM Analysis of $14,700,000.

SALES COMPARISON CONCLUSION

The three valuation methods in the Sales Comparison Approach are shown below. The overall value via the Sales Comparison Approach is estimated at $14,700,000.

Price Per Unit                    $14,700,000
NOI Per Unit                      $14,700,000
EGIM Analysis                     $14,700,000

Sales Comparison Conclusion       $14,700,000

AMERICAN APPRAISAL ASSOCIATES, INC.      INCOME CAPITALIZATION APPROACH  PAGE 26
KNOLLWOOD, NASHVILLE, TENNESSEE

                         INCOME CAPITALIZATION APPROACH

The income capitalization approach is based on the premise that value is created by the expectation of future benefits. We estimated the present value of those benefits to derive an indication of the amount that a prudent, informed purchaser-investor would pay for the right to receive them as of the date of value.

This approach requires an estimate of the NOI of a property. The estimated NOI is then converted to a value indication by use of either the direct capitalization or the discounted cash flow analysis (yield capitalization).

Direct capitalization uses a single year's stabilized NOI as a basis for a value indication by dividing the income by a capitalization rate. The rate chosen accounts for a recapture of the investment by the investor and should reflect all factors that influence the value of the property, such as tenant quality, property condition, neighborhood change, market trends, interest rates, and inflation. The rate may be extracted from local market transactions or, when transaction evidence is lacking, obtained from trade sources.

A discounted cash flow analysis focuses on the operating cash flows expected from the property and the proceeds of a hypothetical sale at the end of a holding period (the reversion). The cash flows and reversion are discounted to their present values using a market-derived discount rate and are added together to obtain a value indication. Because benefits to be received in the future are worth less than the same benefits received in the present, this method weights income in the early years more heavily than the income and the sale proceeds to be received later. The strength of the discounted cash flow method is its ability to recognize variations in projected net income, such as those caused by inflation, stepped leases, neighborhood change, or tenant turnover. Its weakness is that it requires many judgments regarding the actions of likely buyers and sellers of the property in the future.

In some situations, both methods yield a similar result. The discounted cash flow method is typically more appropriate for the analysis of investment properties with multiple or long-term leases, particularly leases with cancellation clauses or renewal options. It is especially useful for multi-tenant properties in volatile markets. The direct capitalization

AMERICAN APPRAISAL ASSOCIATES, INC.      INCOME CAPITALIZATION APPROACH  PAGE 27
KNOLLWOOD, NASHVILLE, TENNESSEE

method is normally more appropriate for properties with relatively stable operating histories and expectations.

A pro forma analysis for the first year of the investment is made to estimate a reasonable potential net operating income for the Subject Property. Such an analysis entails an estimate of the gross income the property should command in the marketplace. From this total gross income must be deducted an allowance for vacancy/collection loss and operating expenses as dictated by general market conditions and the overall character of the subject's tenancy and leased income to arrive at a projected estimate of net operating income. Conversion of the net operating income to an indication of value is accomplished by the process of capitalization, as derived primarily from market data.

MARKET RENT ANALYSIS

In order to determine a market rental rate for the subject, a survey of competing apartment communities was performed. This survey was displayed previously in the market analysis section of the report. Detailed information pertaining to each of the comparable rental communities, along with photographs, is presented in the Addenda of this report.

The following charts display the subject's current asking and actual rent rates as well as a comparison with the previous referenced comparable rental properties.

                        SUMMARY OF ACTUAL AVERAGE RENTS

                                  Average
                  Unit Area -------------------
   Unit Type      (Sq. Ft.) Per Unit    Per SF    %Occupied
-----------------------------------------------------------
1Br/1Ba -1A10         655     $539     $   0.82     97.2%
1Br/1Ba -1B10         706     $584     $   0.83    100.0%
1Br/1.5Ba - 2A15     1064     $666     $   0.63     98.6%
2Br/2Ba - 2A20       1095     $679     $   0.62     95.8%
2Br/1.5Ba -2B15      1310     $667     $   0.51     96.7%
2Br/2Ba - 2B20       1120     $699     $   0.62     95.8%
3Br/2.5Ba - 3A25     1496     $877     $   0.59    100.0%
3Br/2.5Ba - 3B25     1603     $930     $   0.58     92.9%

AMERICAN APPRAISAL ASSOCIATES, INC.       INCOME CAPITALIZATION APPROACH PAGE 28
KNOLLWOOD, NASHVILLE, TENNESSEE

                                  RENT ANALYSIS

                                                                                           COMPARABLE RENTS
                                                                    --------------------------------------------------------------
                                                                        R-1         R-2           R-3          R-4          R-5
                                                                    --------------------------------------------------------------
                                                                                               Archstone
                                                                    Legacy Hill   Iroquois    at Bellevue   Creekwood   Post Ridge
                                                                    --------------------------------------------------------------
                                                SUBJECT  SUBJECT                        COMPARISON TO SUBJECT
                              SUBJECT UNIT      ACTUAL    ASKING    --------------------------------------------------------------
      DESCRIPTION                 TYPE           RENT      RENT       Similar     Inferior      Superior     Similar     Inferior
-----------------------------------------------------------------------------------------------------------------------------------
Monthly Rent                1Br/1Ba -1A10       $  539    $  517
Unit Area (SF)                                     655       655
Monthly Rent Per Sq. Ft.                        $ 0.82    $ 0.79

Monthly Rent                1Br/1Ba -1B10       $  584    $  566      $   587     $   568                    $  570
Unit Area (SF)                                     706       706          761         820                       744
Monthly Rent Per Sq. Ft.                        $ 0.83    $ 0.80      $  0.77     $  0.69                    $ 0.77

Monthly Rent                1Br/1.5Ba -         $ 666     $  598
Unit Area (SF)              2A15                 1,064     1,064
Monthly Rent Per Sq. Ft.                        $ 0.63    $ 0.56

Monthly Rent                2Br/2Ba - 2A20      $  679    $  607
Unit Area (SF)                                   1,095     1,095
Monthly Rent Per Sq. Ft.                        $ 0.62    $ 0.55

Monthly Rent                2Br/1.5Ba -2B15     $  667    $  769
Unit Area (SF)                                   1,310     1,310
Monthly Rent Per Sq. Ft.                        $ 0.51    $ 0.59

Monthly Rent                2Br/2Ba - 2B20      $  699    $  655      $   693     $   699       $   689      $  697       $  726
Unit Area (SF)                                   1,120     1,120        1,030       1,257           800       1,211        1,437
Monthly Rent Per Sq. Ft.                        $ 0.62    $ 0.58      $  0.67     $  0.56       $  0.86      $ 0.58       $ 0.51

Monthly Rent                3Br/2.5Ba -         $  877    $  762      $   780     $   811       $   879      $  885       $  749
Unit Area (SF)              3A25                 1,496     1,496        1,269       1,519         1,223       1,620        1,280
Monthly Rent Per Sq. Ft.                        $ 0.59    $ 0.51      $  0.61     $  0.53       $  0.72      $ 0.55       $ 0.59

Monthly Rent                3Br/2.5Ba - 3B25    $  930    $  789                                $ 1,077                   $  852
Unit Area (SF)                                   1,603     1,603                                  1,697                    1,664
Monthly Rent Per Sq. Ft.                        $ 0.58    $ 0.49                                $  0.63                   $ 0.51

      DESCRIPTION                  MIN         MAX       MEDIAN    AVERAGE
--------------------------------------------------------------------------
Monthly Rent
Unit Area (SF)
Monthly Rent Per Sq. Ft.

Monthly Rent                     $  568      $  587      $  570     $ 575
Unit Area (SF)                      744         820         761       775
Monthly Rent Per Sq. Ft.         $ 0.69      $ 0.77      $ 0.77     $0.74

Monthly Rent
Unit Area (SF)
Monthly Rent Per Sq. Ft.

Monthly Rent
Unit Area (SF)
Monthly Rent Per Sq. Ft.

Monthly Rent
Unit Area (SF)
Monthly Rent Per Sq. Ft.

Monthly Rent                     $  689        $726      $  697     $ 701
Unit Area (SF)                      800       1,437       1,211     1,147
Monthly Rent Per Sq. Ft.         $ 0.51      $ 0.86      $ 0.58     $0.63

Monthly Rent                     $  749      $  885      $  811     $ 821
Unit Area (SF)                    1,223       1,620       1,280     1,382
Monthly Rent Per Sq. Ft.         $ 0.53      $ 0.72      $ 0.59     $0.60

Monthly Rent                     $  852      $1,077      $  964     $ 964
Unit Area (SF)                    1,664       1,697       1,681     1,681
Monthly Rent Per Sq. Ft.         $ 0.51      $ 0.63      $ 0.57     $0.57

CONCLUDED MARKET RENTAL RATES AND TERMS

Based on this analysis above, the subject's concluded market rental rates and gross rental income is calculated as follows:

                         GROSS RENTAL INCOME PROJECTION

                                        Unit Area          Market Rent           Monthly        Annual
                                                    -----------------------
   Unit Type           Number of Units  (Sq. Ft.)    Per Unit       Per SF       Income         Income
--------------------------------------------------------------------------------------------------------
1Br/1Ba -1A10                 36            655     $      520     $   0.79    $   18,720     $  224,640
1Br/1Ba -1B10                 40            706     $      570     $   0.81    $   22,800     $  273,600
1Br/1.5Ba - 2A15              72          1,064     $      600     $   0.56    $   43,200     $  518,400
2Br/2Ba - 2A20                48          1,095     $      610     $   0.56    $   29,280     $  351,360
2Br/1.5Ba -2B15               60          1,310     $      770     $   0.59    $   46,200     $  554,400
2Br/2Ba - 2B20                24          1,120     $      660     $   0.59    $   15,840     $  190,080
3Br/2.5Ba - 3A25              18          1,496     $      760     $   0.51    $   13,680     $  164,160
3Br/2.5Ba - 3B25              28          1,603     $      790     $   0.49    $   22,120     $  265,440
                                                                   -------------------------------------
                                                                   Total       $  211,840     $2,542,080

AMERICAN APPRAISAL ASSOCIATES, INC.      INCOME CAPITALIZATION APPROACH  PAGE 29
KNOLLWOOD, NASHVILLE, TENNESSEE

PRO FORMA ANALYSIS

For purposes of this appraisal, we were provided with income and expense data for the subject property. A summary of this data is presented on the following page.

AMERICAN APPRAISAL ASSOCIATES, INC.       INCOME CAPITALIZATION APPROACH PAGE 30
KNOLLWOOD, NASHVILLE, TENNESSEE

SUMMARY OF HISTORICAL INCOME & EXPENSES

                              FISCAL YEAR       2000        FISCAL YEAR       2001        FISCAL YEAR       2002
                             -------------------------------------------------------------------------------------
                                       ACTUAL                        ACTUAL                        ACTUAL
                             -------------------------------------------------------------------------------------
      DESCRIPTION               TOTAL        PER UNIT         TOTAL        PER UNIT         TOTAL        PER UNIT
------------------------------------------------------------------------------------------------------------------
Revenues
 Rental Income               $2,680,271     $    8,222     $2,760,647     $    8,468     $2,628,963     $    8,064

 Vacancy                     $  167,273     $      513     $  206,191     $      632     $  170,432     $      523
 Credit Loss/Concessions     $   49,927     $      153     $  135,251     $      415     $   32,793     $      101
                             ----------     ----------     ----------     ----------     ----------     ----------
  Subtotal                   $  217,200     $      666     $  341,442     $    1,047     $  203,225     $      623

 Laundry Income              $   15,646     $       48     $   16,053     $       49     $    8,679     $       27
 Garage Revenue              $        0     $        0     $        0     $        0     $        0     $        0
 Other Misc. Revenue         $   73,305     $      225     $   74,297     $      228     $  175,938     $      540
                             ----------     ----------     ----------     ----------     ----------     ----------
  Subtotal Other Income      $   88,951     $      273     $   90,350     $      277     $  184,617     $      566

                             ----------     ----------     ----------     ----------     ----------     ----------
Effective Gross Income       $2,552,022     $    7,828     $2,509,555     $    7,698     $2,610,355     $    8,007

Operating Expenses
 Taxes                       $  162,720     $      499     $  178,043     $      546     $  205,908     $      632
 Insurance                   $   42,483     $      130     $   43,493     $      133     $   52,104     $      160
 Utilities                   $  174,010     $      534     $  156,832     $      481     $  158,183     $      485
 Repair & Maintenance        $   95,999     $      294     $   98,505     $      302     $   82,952     $      254
 Cleaning                    $        0     $        0     $        0     $        0     $        0     $        0
 Landscaping                 $   72,939     $      224     $   69,438     $      213     $   70,883     $      217
 Security                    $        0     $        0     $        0     $        0     $        0     $        0
 Marketing & Leasing         $   36,520     $      112     $   41,307     $      127     $   19,219     $       59
 General Administrative      $  308,335     $      946     $  309,467     $      949     $  318,152     $      976
 Management                  $  128,377     $      394     $  134,969     $      414     $  131,569     $      404
 Miscellaneous               $        0     $        0     $        0     $        0     $        0     $        0

                             ----------     ----------     ----------     ----------     ----------     ----------
Total Operating Expenses     $1,021,383     $    3,133     $1,032,054     $    3,166     $1,038,970     $    3,187

 Reserves                    $        0     $        0     $        0     $        0     $        0     $        0

                             ----------     ----------     ----------     ----------     ----------     ----------
Net Income                   $1,530,639     $    4,695     $1,477,501     $    4,532     $1,571,385     $    4,820

                              FISCAL YEAR       2003         ANNUALIZED        2003
                             --------------------------------------------------------
                                 MANAGEMENT BUDGET                 PROJECTION                 AAA PROJECTION
                             --------------------------------------------------------------------------------------------------
      DESCRIPTION               TOTAL        PER UNIT         TOTAL        PER UNIT         TOTAL        PER UNIT          %
-------------------------------------------------------------------------------------------------------------------------------
Revenues
 Rental Income               $2,603,121     $    7,985     $2,551,500     $    7,827     $2,542,080     $    7,798       100.0%

 Vacancy                     $   98,465     $      302     $  107,344     $      329     $  127,104     $      390         5.0%
 Credit Loss/Concessions     $   14,025     $       43     $   66,016     $      203     $   50,842     $      156         2.0%
                             ----------     ----------     ----------     ----------     ----------     ----------       -----
  Subtotal                   $  112,490     $      345     $  173,360     $      532     $  177,946     $      546         7.0%

 Laundry Income              $   12,984     $       40     $   10,100     $       31     $   13,040     $       40         0.5%
 Garage Revenue              $        0     $        0     $        0     $        0     $        0     $        0         0.0%
 Other Misc. Revenue         $  167,507     $      514     $  188,436     $      578     $  179,300     $      550         7.1%
                             ----------     ----------     ----------     ----------     ----------     ----------       -----
  Subtotal Other Income      $  180,491     $      554     $  198,536     $      609     $  192,340     $      590         7.6%

                             ----------     ----------     ----------     ----------     ----------     ----------       -----
Effective Gross Income       $2,671,122     $    8,194     $2,576,676     $    7,904     $2,556,474     $    7,842       100.0%

Operating Expenses
 Taxes                       $  205,908     $      632     $  205,908     $      632     $  206,032     $      632         8.1%
 Insurance                   $   56,823     $      174     $   58,208     $      179     $   58,680     $      180         2.3%
 Utilities                   $  187,306     $      575     $  175,532     $      538     $  176,040     $      540         6.9%
 Repair & Maintenance        $  110,725     $      340     $  206,748     $      634     $  130,400     $      400         5.1%
 Cleaning                    $        0     $        0     $        0     $        0     $        0     $        0         0.0%
 Landscaping                 $   72,024     $      221     $   76,960     $      236     $   73,350     $      225         2.9%
 Security                    $        0     $        0     $        0     $        0     $        0     $        0         0.0%
 Marketing & Leasing         $   25,505     $       78     $   40,144     $      123     $   32,600     $      100         1.3%
 General Administrative      $  333,576     $    1,023     $  379,152     $    1,163     $  358,600     $    1,100        14.0%
 Management                  $  131,000     $      402     $  122,044     $      374     $  127,824     $      392         5.0%
 Miscellaneous               $        0     $        0     $        0     $        0     $        0     $        0         0.0%

                             ----------     ----------     ----------     ----------     ----------     ----------       -----
Total Operating Expenses     $1,122,867     $    3,444     $1,264,696     $    3,879     $1,163,526     $    3,569        45.5%

 Reserves                    $        0     $        0     $        0     $        0     $   81,500     $      250         7.0%

                             ----------     ----------     ----------     ----------     ----------     ----------       -----
Net Income                   $1,548,255     $    4,749     $1,311,980     $    4,024     $1,311,449     $    4,023        51.3%

REVENUES AND EXPENSES

The subject's revenue and expense projections are displayed on the previous chart. Rental income is based on the market analysis previously discussed. Other income consists of forfeited deposits, laundry income, late rent payments, month to month fees, pet fees, vending machine revenue, etc.

We forecasted the property's annual operating expenses after reviewing its historical performance at the subject property. We analyzed each item of expense and attempted to forecast amounts a typical informed investor would consider reasonable.

VACANCY AND COLLECTION LOSS

An investor is primarily interested in the annual revenue an income property is likely to produce over a specified period of time, rather than the income it could produce if it were always 100% occupied and all tenants were paying their rent in full and on time. An investor normally expects some income loss as tenants vacate, fail to pay rent, or pay their rent late.

We have projected a stabilized vacancy and collection loss rate of 7% based on the subject's historical performance, as well as the anticipated future market conditions.

AMERICAN APPRAISAL ASSOCIATES, INC.      INCOME CAPITALIZATION APPROACH  PAGE 31
KNOLLWOOD, NASHVILLE, TENNESSEE

RESERVES FOR REPLACEMENT

"Reserves for replacements" is a contingency account allocated to the expenses of the property to provide for replacement of short-lived items and for unforeseen necessary capital expenditures. We have utilized the Korpacz Real Estate Investor Survey of the national apartment market, which reports a range of replacement reserves between $150 and $400 per unit. For purposes of this analysis, we have included an allowance of $250 per unit for reserves for replacement.

CAPITAL EXPENDITURES

Capital expenditures represent expenses for immediate repair or replacement of items that have average to long lives. Based on our inspection of the property as well as discussions with property management personnel, there are no major items remaining in need of repair or replacement that would require an expense beyond our reserves for replacement. Therefore an allowance of $250 per unit should be satisfactory in our reserves for replacement to cover future capital expenditures.

DISCOUNTED CASH FLOW ANALYSIS

As the subject is a multi-tenant income property, the Discounted Cash Flow Method is considered appropriate. This method is especially meaningful in that it isolates the timing of the annual cash flows and discounts them, along with the expected equity reversion, to a present value. The present value of the cash flow is added to the present value of the reversion, resulting in a total property value.

INVESTMENT CRITERIA

Appropriate investment criteria will be derived for the subject based upon analysis of comparable sales and a survey of real estate investors. The following table summarizes the findings of Korpacz National Investor Survey for the most recent period.

                        KORPACZ NATIONAL INVESTOR SURVEY
                                1ST QUARTER 2003
                           NATIONAL APARTMENT MARKET


                                  CAPITALIZATION RATES
                   ---------------------------------------------------
                         GOING-IN                      TERMINAL
                   ---------------------------------------------------
                    LOW            HIGH            LOW           HIGH
                   ---------------------------------------------------
RANGE              6.00%          10.00%          7.00%         10.00%
AVERAGE                    8.14%                         8.47%

AMERICAN APPRAISAL ASSOCIATES, INC.       INCOME CAPITALIZATION APPROACH PAGE 32
KNOLLWOOD, NASHVILLE, TENNESSEE

                        SUMMARY OF OVERALL
                       CAPITALIZATION RATES

COMP. NO.        SALE DATE      OCCUP.   PRICE/UNIT          OAR
-----------------------------------------------------------------
  I-1             Sep-02         93%      $71,552           9.55%
  I-2             Nov-02         92%      $41,538           8.30%
  I-3             Dec-02         93%      $67,900           8.63%
  I-4             Oct-01         93%      $67,949           8.93%
  I-5             Jan-00          0%                        N/A
                                             High           9.55%
                                              Low           8.30%
                                          Average           8.85%

Based on this information, we have concluded the subject's overall capitalization rate should be 9.00%. The terminal capitalization rate is applied to the net operating income estimated for the year following the end of the holding period. Based on the concluded overall capitalization rate, the age of the property and the surveyed information, we have concluded the subject's terminal capitalization rate to be 10.00%. Finally, the subject's discount rate or yield rate is estimated based on the previous investor survey and an examination of returns available on alternative investments in the market. Based on this analysis, the subject's discount rate is estimated to be 11.50%.

HOLDING PERIOD

The survey of investors indicates that most investors are completing either 10-year cash flows or extending the analysis to the end of the lease if it is more than 10-years. A 10-year period has been used in the analysis of the subject with the eleventh year stabilized NOI used to determine the reversion.

SELLING COSTS

Sales of similar size properties are typically accomplished with the aid of a broker and will also incur legal and other transaction related cost. Based on our survey of brokers and a review of institutional investor projections, an allowance of 2.00% of the sale amount is applied.

DISCOUNTED CASH FLOW CONCLUSION

Discounting the annual cash flows and the equity reversion at the selected rate of 11.50% indicates a value of $14,800,000. In this instance, the reversion figure contributes

AMERICAN APPRAISAL ASSOCIATES, INC.       INCOME CAPITALIZATION APPROACH PAGE 33
KNOLLWOOD, NASHVILLE, TENNESSEE

approximately 39% of the total value. Investors surveyed for this assignment indicated they would prefer to have the cash flow contribute anywhere from 50% to 60%. Overall, the blend seems reasonable. The cash flow and pricing matrix are located on the following pages.

AMERICAN APPRAISAL ASSOCIATES, INC.       INCOME CAPITALIZATION APPROACH PAGE 34
KNOLLWOOD, NASHVILLE, TENNESSEE

DISCOUNTED CASH FLOW ANALYSIS

                                   KNOLLWOOD

               YEAR                     APR-2004        APR-2005        APR-2006        APR-2007        APR-2008        APR-2009
           FISCAL YEAR                     1               2               3               4               5               6
---------------------------------------------------------------------------------------------------------------------------------
REVENUE
 Base Rent                             $2,542,080      $2,618,342      $2,696,893      $2,777,799      $2,861,133      $2,946,967

 Vacancy                               $  127,104      $  130,917      $  134,845      $  138,890      $  143,057      $  147,348
 Credit Loss                           $   50,842      $   52,367      $   53,938      $   55,556      $   57,223      $   58,939
 Concessions                           $        0      $        0      $        0      $        0      $        0      $        0
                                       ----------      ----------      ----------      ----------      ----------      ----------
  Subtotal                             $  177,946      $  183,284      $  188,782      $  194,446      $  200,279      $  206,288

 Laundry Income                        $   13,040      $   13,431      $   13,834      $   14,249      $   14,677      $   15,117
 Garage Revenue                        $        0      $        0      $        0      $        0      $        0      $        0
 Other Misc. Revenue                   $  179,300      $  184,679      $  190,219      $  195,926      $  201,804      $  207,858
                                       ----------      ----------      ----------      ----------      ----------      ----------
    Subtotal Other Income              $  192,340      $  198,110      $  204,054      $  210,175      $  216,480      $  222,975

                                       ----------      ----------      ----------      ----------      ----------      ----------
EFFECTIVE GROSS INCOME                 $2,556,474      $2,633,169      $2,712,164      $2,793,529      $2,877,334      $2,963,654

OPERATING EXPENSES:
 Taxes                                 $  206,032      $  212,213      $  218,579      $  225,137      $  231,891      $  238,848
 Insurance                             $   58,680      $   60,440      $   62,254      $   64,121      $   66,045      $   68,026
 Utilities                             $  176,040      $  181,321      $  186,761      $  192,364      $  198,135      $  204,079
 Repair & Maintenance                  $  130,400      $  134,312      $  138,341      $  142,492      $  146,766      $  151,169
 Cleaning                              $        0      $        0      $        0      $        0      $        0      $        0
 Landscaping                           $   73,350      $   75,551      $   77,817      $   80,152      $   82,556      $   85,033
 Security                              $        0      $        0      $        0      $        0      $        0      $        0
 Marketing & Leasing                   $   32,600      $   33,578      $   34,585      $   35,623      $   36,692      $   37,792
 General Administrative                $  358,600      $  369,358      $  380,439      $  391,852      $  403,607      $  415,716
 Management                            $  127,824      $  131,658      $  135,608      $  139,676      $  143,867      $  148,183
 Miscellaneous                         $        0      $        0      $        0      $        0      $        0      $        0

                                       ----------      ----------      ----------      ----------      ----------      ----------
TOTAL OPERATING EXPENSES               $1,163,526      $1,198,431      $1,234,384      $1,271,416      $1,309,558      $1,348,845

 Reserves                              $   81,500      $   83,945      $   86,463      $   89,057      $   91,729      $   94,481

                                       ----------      ----------      ----------      ----------      ----------      ----------
NET OPERATING INCOME                   $1,311,449      $1,350,792      $1,391,316      $1,433,055      $1,476,047      $1,520,328

 Operating Expense Ratio (% of EGI)          45.5%           45.5%           45.5%           45.5%           45.5%           45.5%
 Operating Expense Per Unit            $    3,569      $    3,676      $    3,786      $    3,900      $    4,017      $    4,138


               YEAR                     APR-2010        APR-2011        APR-2012        APR-2013        APR-2014
           FISCAL YEAR                     7               8               9               10              11
-----------------------------------------------------------------------------------------------------------------
REVENUE
 Base Rent                             $3,035,376      $3,126,438      $3,220,231      $3,316,838      $3,416,343

 Vacancy                               $  151,769      $  156,322      $  161,012      $  165,842      $  170,817
 Credit Loss                           $   60,708      $   62,529      $   64,405      $   66,337      $   68,327
 Concessions                           $        0      $        0      $        0      $        0      $        0
                                       ----------      ----------      ----------      ----------      ----------
  Subtotal                             $  212,476      $  218,851      $  225,416      $  232,179      $  239,144

 Laundry Income                        $   15,570      $   16,038      $   16,519      $   17,014      $   17,525
 Garage Revenue                        $        0      $        0      $        0      $        0      $        0
 Other Misc. Revenue                   $  214,094      $  220,516      $  227,132      $  233,946      $  240,964
                                       ----------      ----------      ----------      ----------      ----------
    Subtotal Other Income              $  229,664      $  236,554      $  243,651      $  250,960      $  258,489

                                       ----------      ----------      ----------      ----------      ----------
EFFECTIVE GROSS INCOME                 $3,052,564      $3,144,141      $3,238,465      $3,335,619      $3,435,688

OPERATING EXPENSES:
 Taxes                                 $  246,013      $  253,393      $  260,995      $  268,825      $  276,890
 Insurance                             $   70,067      $   72,169      $   74,334      $   76,564      $   78,861
 Utilities                             $  210,201      $  216,507      $  223,002      $  229,692      $  236,583
 Repair & Maintenance                  $  155,704      $  160,376      $  165,187      $  170,142      $  175,247
 Cleaning                              $        0      $        0      $        0      $        0      $        0
 Landscaping                           $   87,584      $   90,211      $   92,918      $   95,705      $   98,576
 Security                              $        0      $        0      $        0      $        0      $        0
 Marketing & Leasing                   $   38,926      $   40,094      $   41,297      $   42,536      $   43,812
 General Administrative                $  428,187      $  441,033      $  454,264      $  467,892      $  481,928
 Management                            $  152,628      $  157,207      $  161,923      $  166,781      $  171,784
 Miscellaneous                         $        0      $        0      $        0      $        0      $        0

                                       ----------      ----------      ----------      ----------      ----------
TOTAL OPERATING EXPENSES               $1,389,311      $1,430,990      $1,473,920      $1,518,137      $1,563,681

 Reserves                              $   97,315      $  100,235      $  103,242      $  106,339      $  109,529

                                       ----------      ----------      ----------      ----------      ----------
NET OPERATING INCOME                   $1,565,938      $1,612,916      $1,661,304      $1,711,143      $1,762,477

 Operating Expense Ratio (% of EGI)          45.5%           45.5%           45.5%           45.5%           45.5%
 Operating Expense Per Unit            $    4,262      $    4,390      $    4,521      $    4,657      $    4,797

Estimated Stabilized NOI     $1,311,449        Sales Expense Rate      2.00%
Months to Stabilized                 12        Discount Rate          11.50%
Stabilized Occupancy               95.0%       Terminal Cap Rate      10.00%

Gross Residual Sale Price      $17,624,774                  Deferred Maintenance               $         0
  Less: Sales Expense          $   352,495                  Add: Excess Land                   $         0
                               -----------
Net Residual Sale Price        $17,272,278                  Other Adjustments                  $         0
                                                                                               -----------
PV of Reversion                $ 5,815,686                  Value Indicated By "DCF"           $14,795,109
Add: NPV of NOI                $ 8,979,423                                      Rounded        $14,800,000
                               -----------
PV Total                       $14,795,109

                         "DCF" VALUE SENSITIVITY TABLE

                                                              DISCOUNT RATE

        TOTAL VALUE               11.00%          11.25%          11.50%           11.75%            12.00%
-------------------------------------------------------------------------------------------------------------
TERMINAL CAP RATE     9.50%    $15,596,536     $15,346,157     $15,101,198      $14,861,523       $14,627,001
                      9.75%    $15,432,352     $15,185,625     $14,944,229      $14,708,031       $14,476,900
                     10.00%    $15,276,377     $15,033,120     $14,795,109      $14,562,213       $14,334,305
                     10.25%    $15,128,010     $14,888,054     $14,653,263      $14,423,509       $14,198,666
                     10.50%    $14,986,709     $14,749,896     $14,518,172      $14,291,409       $14,069,486

AMERICAN APPRAISAL ASSOCIATES, INC.       INCOME CAPITALIZATION APPROACH PAGE 35
KNOLLWOOD, NASHVILLE, TENNESSEE

INCOME LOSS DURING LEASE-UP

The subject is currently near or at a stabilized condition. Therefore, there is no income loss during lease-up at the subject property.

CONCESSIONS

Concessions have historically not been utilized at the subject property or in the subject's market. Therefore, no adjustment was included for concessions.

DIRECT CAPITALIZATION METHOD

After having projected the income and expenses for the property, the next step in the valuation process is to capitalize the net income into an estimate of value. The selected overall capitalization rate ("OAR") covers both return on and return of capital. It is the overall rate of return an investor expects.

After considering the market transactions and the investor surveys, we previously conclude that an overall rate of 9.00% percent is applicable to the subject. The results of our direct capitalization analysis are as follows:

AMERICAN APPRAISAL ASSOCIATES, INC.       INCOME CAPITALIZATION APPROACH PAGE 36
KNOLLWOOD, NASHVILLE, TENNESSEE

                                   KNOLLWOOD

                                                       TOTAL         PER SQ. FT.        PER UNIT          %OF EGI
-----------------------------------------------------------------------------------------------------------------
REVENUE
 Base Rent                                          $ 2,542,080      $         7.10   $     7,798

 Less: Vacancy & Collection Loss         7.00%      $   177,946      $         0.50   $       546

 Plus: Other Income
  Laundry Income                                    $    13,040      $         0.04   $        40           0.51%
  Garage Revenue                                    $         0      $         0.00   $         0           0.00%
  Other Misc. Revenue                               $   179,300      $         0.50   $       550           7.01%
                                                    -----------      --------------   -----------          -----
   Subtotal Other Income                            $   192,340      $         0.54   $       590           7.52%

EFFECTIVE GROSS INCOME                              $ 2,556,474      $         7.14   $     7,842

OPERATING EXPENSES:
 Taxes                                              $   206,032      $         0.58   $       632           8.06%
 Insurance                                          $    58,680      $         0.16   $       180           2.30%
 Utilities                                          $   176,040      $         0.49   $       540           6.89%
 Repair & Maintenance                               $   130,400      $         0.36   $       400           5.10%
 Cleaning                                           $         0      $         0.00   $         0           0.00%
 Landscaping                                        $    73,350      $         0.20   $       225           2.87%
 Security                                           $         0      $         0.00   $         0           0.00%
 Marketing & Leasing                                $    32,600      $         0.09   $       100           1.28%
 General Administrative                             $   358,600      $         1.00   $     1,100          14.03%
 Management                              5.00%      $   127,824      $         0.36   $       392           5.00%
 Miscellaneous                                      $         0      $         0.00   $         0           0.00%

TOTAL OPERATING EXPENSES                            $ 1,163,526      $         3.25   $     3,569          45.51%

 Reserves                                           $    81,500      $         0.23   $       250           3.19%

                                                    -----------      --------------   -----------          -----
NET OPERATING INCOME                                $ 1,311,449      $         3.66   $     4,023          51.30%

 "GOING IN" CAPITALIZATION RATE                            9.00%

 VALUE INDICATION                                   $14,571,652      $        40.67   $    44,698

 "AS IS" VALUE INDICATION

   (DIRECT CAPITALIZATION APPROACH)                 $14,571,652

                   ROUNDED                          $14,600,000      $        40.75   $    44,785

AMERICAN APPRAISAL ASSOCIATES, INC.       INCOME CAPITALIZATION APPROACH PAGE 37
KNOLLWOOD, NASHVILLE, TENNESSEE

                 DIRECT CAPITALIZATION VALUE SENSITIVITY TABLE

CAP RATE       VALUE          ROUNDED          $/UNIT          $/SF
---------------------------------------------------------------------
  8.25%     $15,896,348     $15,900,000     $    48,773     $   44.38
  8.50%     $15,428,808     $15,400,000     $    47,239     $   42.98
  8.75%     $14,987,985     $15,000,000     $    46,012     $   41.87
  9.00%     $14,571,652     $14,600,000     $    44,785     $   40.75
  9.25%     $14,177,824     $14,200,000     $    43,558     $   39.63
  9.50%     $13,804,723     $13,800,000     $    42,331     $   38.52
  9.75%     $13,450,756     $13,500,000     $    41,411     $   37.68

CONCLUSION BY THE DIRECT CAPITALIZATION METHOD

Applying the capitalization rate to our estimated NOI results in an estimated value of $14,600,000.

CORRELATION AND CONCLUSION BY THE INCOME APPROACH

The two methods used to estimate the market value of the subject property by the income approach resulted in the following indications of value:

Discounted Cash Flow Analysis           $14,800,000
Direct Capitalization Method            $14,600,000

Giving consideration to the indicated values provided by both techniques, we have concluded the estimated value by the income capitalization approach to be $14,800,000.

AMERICAN APPRAISAL ASSOCIATES, INC.        RECONCILIATION AND CONCLUSION PAGE 38
KNOLLWOOD, NASHVILLE, TENNESSEE

                          RECONCILIATION AND CONCLUSION

This appraisal was made to express an opinion as of the Market Value of the fee simple estate in the property.

AS IS MARKET VALUE OF THE FEE SIMPLE ESTATE

Cost Approach                                          Not Utilized
Sales Comparison Approach                              $14,700,000
Income Approach                                        $14,800,000
Reconciled Value                                       $14,800,000

The Direct Capitalization Method is considered a reliable indicator of value. Income and expenses were estimated and projected based on historical operating statements and market oriented expenses. This method is primarily used by investors in their underwriting analysis. Furthermore, there was good support for an overall rate in the Direct Capitalization Method.

The Sales Comparison Approach to value supported the value conclusion by the Income Approach and was given secondary consideration. Investment-grade, income-producing properties such as the subject are not typically traded based on cost. Therefore, the Cost Approach has not been considered in our valuation.

FINAL VALUE - FEE SIMPLE ESTATE

Based on the investigation and premise outlined, it is our opinion that as of May 7, 2003 the market value of the fee simple estate in the property is:

                                   $14,800,000

AMERICAN APPRAISAL ASSOCIATES, INC.                                      ADDENDA
KNOLLWOOD, NASHVILLE, TENNESSEE

                                     ADDENDA

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT A
KNOLLWOOD, NASHVILLE, TENNESSEE

                                    EXHIBIT A
                               SUBJECT PHOTOGRAPHS

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT A
KNOLLWOOD, NASHVILLE, TENNESSEE

                               SUBJECT PHOTOGRAPHS

                  [UNIT TYPE FACADE PICTURE]       [UNIT TYPE PICTURE]

                      [BEDROOM PICTURE]             [BEDROOM PICTURE]

                    [KITCHEN AREA PICTURE]      [LIVING ROOM AREA PICTURE]

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT A
KNOLLWOOD, NASHVILLE, TENNESSEE

                               SUBJECT PHOTOGRAPHS

           [DRIVEWAY PICTURE]                  [LANDSCAPING PICTURE]

          [MAIN DRIVE WAY PICTURE]            [MAIN ENTRANCE PICTURE]

       [BELLEVUE ROAD - NORTH PICTURE]     [BELLEVUE ROAD -SOUTH PICTURE]

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT B
KNOLLWOOD, NASHVILLE, TENNESSEE

                                    EXHIBIT B
                           SUMMARY OF RENT COMPARABLES
                          AND PHOTOGRAPH OF COMPARABLES

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT B
KNOLLWOOD, NASHVILLE, TENNESSEE

                   PHOTOGRAPHS OF COMPARABLE SALE PROPERTIES

   COMPARABLE I-1           COMPARABLE I-2            COMPARABLE I-3
   DUNHILL VILLAGE           BELLE VALLEY        THE LEXINGTON AT BELLEVUE
512 Old Hickory Blvd    100 Belle Valley Drive     510 Old Hickory Blvd
    Nashville, TN            Nashville, TN             Nashville, TN
      [PICTURE]                [PICTURE]                 [PICTURE]


  COMPARABLE I-4                 N/A
WYNDCHASE BELLEVUE
 7221 SR-70 South
   Nashville, TN
     [PICTURE]

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT B
KNOLLWOOD, NASHVILLE, TENNESSEE

SUMMARY OF COMPARABLE RENTAL PROPERTIES

                                                                                                      COMPARABLE
           DESCRIPTION                                     SUBJECT                                       R - 1
--------------------------------------------------------------------------------------------------------------------------------
  Property Name                          Knollwood                                     Legacy Hill
  Management Company                     AIMCO                                         United Dominion Realty
LOCATION:
  Address                                865 Bellevue Road                             501 Shadowood Drive
  City, State                            Nashville, Tennessee                          Nashville, TN
  County                                 Davidson                                      Davidosn
  Proximity to Subject                                                                 Approx. 2.9 miles east of subject

PHYSICAL CHARACTERISTICS:
  Net Rentable Area (SF)                 358,280                                       209,090
  Year Built                             1972                                          1977
  Effective Age                          25                                            10
  Building Structure Type                Brick & wood siding walls; asphalt            Brick & wood siding walls; asphalt
                                           shingle roof                                   shingle roof
  Parking Type (Gr., Cov., etc.)         Open                                          Open
  Number of Units                        326                                           206
  Unit Mix:                                      Type           Unit   Qty.  Mo. Rent     Type          Unit    Qty.   Mo.
                                         1  1Br/1Ba-1A10         655    36    $539     2  1Br/1Ba         761    56   $587
                                         2  1Br/1Ba-1B10         706    40    $584     6  2 Br/2Ba      1,030   100   $693
                                         3  1Br/1.5Ba - 2A15   1,064    72    $666     7  3 Br/2.5 Ba   1,269    50   $780
                                         4  2Br/2Ba - 2A20     1,095    48    $679
                                         5  2Br/1.5Ba -2B15    1,310    60    $667
                                         6  2Br/2Ba - 2B20     1,120    24    $699
                                         7  3Br/2.5Ba - 3A25   1,496    18    $877
                                         8  3Br/2.5Ba - 3B25   1,603    28    $930

  Average Unit Size (SF)                 1,099                                         1,015
  Unit Breakdown:                          Efficiency      0%   2-Bedroom     40%        Efficiency    0%   2-Bedroom    49%
                                           1-Bedroom      45%   3-Bedroom     15%        1-Bedroom    27%   3-Bedroom    24%
CONDITION:                               Good                                          Good
APPEAL:                                  Average                                       Average
AMENITIES:
  Unit Amenities                              Attach. Garage        Vaulted Ceiling         Attach. Garage       Vaulted Ceiling
                                          X   Balcony                                       Balcony
                                          X   Fireplace                                 X   Fireplace         X
                                          X   Cable TV Ready                            X   Cable TV Ready       Playground
  Project Amenities                       X   Swimming Pool                             X   Swimming Pool
                                              Spa/Jacuzzi           Car Wash                Spa/Jacuzzi          Car Wash
                                              Basketball Court  X   BBQ Equipment           Basketball Court     BBQ Equipment
                                              Volleyball Court      Theater Room            Volleyball Court     Theater Room
                                              Sand Volley Ball  X   Meeting Hall            Sand Volley Ball  X  Meeting Hall
                                          X   Tennis Court      X   Secured Parking     X   Tennis Court         Secured Parking
                                              Racquet Ball      X   Laundry Room            Racquet Ball      X  Laundry Room
                                              Jogging Track         Business Office         Jogging Track        Business Office
                                          X   Gym Room                                  X   Gym Room

OCCUPANCY:                               97%                                           94%
LEASING DATA:
  Available Leasing Terms                6 to 13 months                                8 to 12 months
  Concessions                            1/2 month off selected units                  $100 off first month's
                                                                                       rent
  Pet Deposit                            $300/$20Mnth                                  300/$18 Mnth
  Utilities Paid by Tenant:              X    Electric              Natural Gas        X    Electric             Natural Gas
                                         X    Water                 Trash              X    Water                Trash
  Confirmation                           Sara Poole/Property Manager                   Sharon Gossard/Property Manager
  Telephone Number                       615,646,0533                                  615.352.6444
NOTES:                                                                                 Renovated in 1997
  COMPARISON TO SUBJECT:                                                               Similar

                                                        COMPARABLE                                  COMPARABLE
           DESCRIPTION                                     R - 2                                      R - 3
-----------------------------------------------------------------------------------------------------------------------------
  Property Name                          Iroquois                                   Archstone at Bellevue
  Management Company                     Edwin B. Raskin                            Archstone Communities
LOCATION:
  Address                                111 Old Hickory Road                       1000 Amberwood Circle
  City, State                            Nashville, TN                              Nashville, TN
  County                                 Davidson                                   Davidson
  Proximity to Subject                   Approx. 1.2 miles east of subject          Approx. 2.3 miles northeast of subject

PHYSICAL CHARACTERISTICS:
  Net Rentable Area (SF)                 463,984                                    291,600
  Year Built                             1967                                       1986
  Effective Age                          36                                         5
  Building Structure Type                Brick & wood siding walls; asphalt         Brick & wood siding walls; asphalt
                                           shingle roof                               shingle roof
  Parking Type (Gr., Cov., etc.) Open    Open                                       Open
  Number of Units                        376                                        225
  Unit Mix:                                Type         Unit   Qty.    Mo.            Type          Unit    Qty.     Mo.
                                         2 1Br/1Ba        820   80    $568          6  1Br/1Ba        800    15    $  689
                                         6 2Br/2Ba      1,257  196    $699          7  2Br/1Ba      1,223   162    $  879
                                         7 3 Br/2.5Ba   1,519  100    $811          8  3Br/2.5Ba    1,697    48    $1,077
  Average Unit Size (SF)                 1,234                                      1,296
  Unit Breakdown:                          Efficiency     0%    2-Bedroom      52%    Efficiency    0%   2-Bedroom    72%
                                           1-Bedroom     21%    3-Bedroom      27%    1-Bedroom     7%   3-Bedroom    21%
CONDITION:                               Average                                    Good
APPEAL:                                  Fair                                       Good
AMENITIES:
  Unit Amenities                              Attach. Garage       Vaulted Ceiling      Attach. Garage        Vaulted Ceiling
                                              Balcony           X                    X  Balcony           X
                                          X   Fireplace                              X  Fireplace         X
                                          X   Cable TV Ready                         X  Cable TV Ready        Storage
  Project Amenities                       X   Swimming Pool                          X  Swimming Pool
                                              Spa/Jacuzzi          Car Wash             Spa/Jacuzzi           Car Wash
                                          X   Basketball Court     BBQ Equipment     X  Basketball Court  X   BBQ Equipment
                                              Volleyball Court     Theater Room         Volleyball Court      Theater Room
                                              Sand Volley Ball  X  Meeting Hall         Sand Volley Ball  X   Meeting Hall
                                          X   Tennis Court         Secured Parking   X  Tennis Court          Secured Parking
                                              Racquet Ball      X  Laundry Room         Racquet Ball      X   Laundry Room
                                              Jogging Track        Business Office      Jogging Track         Business Office
                                          X   Gym Room                               X  Gym Room

OCCUPANCY:                               90%                                        96%
LEASING DATA:
  Available Leasing Terms                12 months                                  2 to 12 months
  Concessions                            $100 to $150 off selected units            Discounting continuously on selected
                                                                                    units
  Pet Deposit                            $250/$10 Months                            $200/$10 Months
  Utilities Paid by Tenant:              X    Electric             Natural Gas      X    Electric         X   Natural Gas
                                              Water                Trash            X    Water                Trash
  Confirmation                           Lida Hunt/Property Manager                 Margaret Woody/Property Manager
  Telephone Number                       615.662.0667                               615.662.1600
NOTES:                                   None                                       Renovated in 1999

 COMPARISON TO SUBJECT:                  Inferior                                   Superior

                                                          COMPARABLE                                COMPARABLE
           DESCRIPTION                                      R - 4                                      R - 5
----------------------------------------------------------------------------------------------------------------------------
  Property Name                          Creekwood                                  Post Ridge
  Management Company                     Edwin B. Raskin                            AIMCO
LOCATION:
  Address                                7439 SR-70 South                           595 Hicks Road
  City, State                            Nashville, TN                              Nashville, TN
  County                                 Davidson                                   Davidson
  Proximity to Subject                   Approx. 1.7 miles west of subject          Approx.1.8 miles northeast of subject

PHYSICAL CHARACTERISTICS:
  Net Rentable Area (SF)                 230,400                                    223,340
  Year Built                             1971                                       1972
  Effective Age                          32                                         31
  Building Structure Type                Brick & wood siding walls; asphalt         Brick & wood siding walls; asphalt
                                           shingle roof                               shingle roof
  Parking Type (Gr., Cov., etc.) Open    Open                                       Open
  Number of Units                        200                                        150
  Unit Mix:                                 Type          Unit    Qty.    Mo.          Type          Unit   Qty.   Mo.
                                         2  1Br/1Ba         744    48    $570       6 2Br/2Ba       1,375    56    $699
                                         6  2Br/2Ba       1,211   126    $697       7 2Br/2.5Ba     1,280    21    $749
                                         7  3Br/2.5Ba     1,620    26    $885       6 2Br/3Ba       1,580    24    $789
                                                                                    8 3Br/2Ba       1,550    24    $779
                                                                                    8 3Br/2.5Ba     1,550    12    $849
                                                                                    8 3Br/3Ba       1,980    13    $989

  Average Unit Size (SF)                 1,152                                      1,489
  Unit Breakdown:                          Efficiency     0%   2-Bedroom    63%       Efficiency    0%   2-Bedroom    67%
                                           1-Bedroom     24%   3-Bedroom    13%       1-Bedroom     0%   3-Bedroom    33%
CONDITION:                               Average                                    Average
APPEAL:                                  Average                                    Average
AMENITIES:
  Unit Amenities                              Attach. Garage       Vaulted Ceiling       Attach. Garage      Vaulted Ceiling
                                          X   Balcony                                X   Balcony          X
                                          X   Fireplace                              X   Fireplace        X
                                          X   Cable TV Ready                         X   Cable TV Ready      Storage
  Project Amenities                       X   Swimming Pool                          X   Swimming Pool
                                              Spa/Jacuzzi          Car Wash              Spa/Jacuzzi         Car Wash
                                              Basketball Court  X  BBQ Equipment         Basketball Court    BBQ Equipment
                                              Volleyball Court     Theater Room          Volleyball Court    Theater Room
                                              Sand Volley Ball     Meeting Hall          Sand Volley Ball    Meeting Hall
                                              Tennis Court         Secured Parking       Tennis Court        Secured Parking
                                              Racquet Ball      X  Laundry Room          Racquet Ball     X  Laundry Room
                                              Jogging Track        Business Office       Jogging Track       Business Office
                                              Gym Room                               X   Gym Room

OCCUPANCY:                               97%                                        98%
LEASING DATA:
  Available Leasing Terms                6 to 12 months                             6 to 12 months
  Concessions                            $100 to $150 on selected units             Discount on selected
                                                                                    units
  Pet Deposit                            $250/$10 Months                            $300/$20 Months
  Utilities Paid by Tenant:              X    Electric             Natural Gas      X    Electric            Natural Gas
                                              Water                Trash            X    Water               Trash
  Confirmation                           Elizabeth Chapman/Property Manager         Lisa Palmer/Property Manager
  Telephone Number                       615.662.1600                               615.646.1771
NOTES:                                   None                                       None

  COMPARISON TO SUBJECT:                 Similar                                    Inferior

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT B
KNOLLWOOD, NASHVILLE, TENNESSEE

                   PHOTOGRAPHS OF COMPARABLE RENT PROPERTIES

                                 COMPARABLE R-1
                                   LEGACY HILL
                               501 Shadowood Drive
                                  Nashville, TN
                                    [PICTURE]

                                 COMPARABLE R-2
                                    IROQUOIS
                              111 Old Hickory Road
                                  Nashville, TN
                                    [PICTURE]

                                 COMPARABLE R-3
                              ARCHSTONE AT BELLEVUE
                              1000 Amberwood Circle
                                  Nashville, TN
                                    [PICTURE]

                                 COMPARABLE R-4
                                    CREEKWOOD
                                7439 SR-70 South
                                  Nashville, TN
                                    [PICTURE]

                                 COMPARABLE R-5
                                   POST RIDGE
                                 595 Hicks Road
                                  Nashville, TN
                                    [PICTURE]

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT C
KNOLLWOOD, NASHVILLE, TENNESSEE

                                    EXHIBIT C
                       ASSUMPTIONS AND LIMITING CONDITIONS

                                    (3 PAGES)

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT C
KNOLLWOOD, NASHVILLE, TENNESSEE

No responsibility is assumed for matters legal in nature. No investigation has been made of the title to or any liabilities against the property appraised. In this appraisal, it is presumed that, unless otherwise noted, the owner's claim is valid, the property rights are good and marketable, and there are no encumbrances which cannot be cleared through normal processes.

To the best of our knowledge, all data set forth in this report are true and accurate. Although gathered from reliable sources, no guarantee is made nor liability assumed for the accuracy of any data, opinions, or estimates identified as being furnished by others which have been used in formulating this analysis.

Land areas and descriptions used in this appraisal were obtained from public records and have not been verified by legal counsel or a licensed surveyor.

No soil analysis or geological studies were ordered or made in conjunction with this report, nor were any water, oil, gas, or other subsurface mineral and use rights or conditions investigated.

Substances such as asbestos, urea-formaldehyde foam insulation, other chemicals, toxic wastes, or other potentially hazardous materials could, if present, adversely affect the value of the property. Unless otherwise stated in this report, the existence of hazardous substance, which may or may not be present on or in the property, was not considered by the appraiser in the development of the conclusion of value. The stated value estimate is predicated on the assumption that there is no material on or in the property that would cause such a loss in value. No responsibility is assumed for any such conditions, and the client has been advised that the appraiser is not qualified to detect such substances, quantify the impact on values, or develop the remedial cost.

No environmental impact study has been ordered or made. Full compliance with applicable federal, state, and local environmental regulations and laws is assumed unless otherwise stated, defined, and considered in the report. It is also assumed that all required licenses, consents, or other legislative or administrative authority from any local, state, or national government or private entity organization either have been or can be obtained or renewed for any use which the report covers.

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT C
KNOLLWOOD, NASHVILLE, TENNESSEE

It is assumed that all applicable zoning and use regulations and restrictions have been complied with unless a nonconformity has been stated, defined, and considered in the appraisal report. Further, it is assumed that the utilization of the land and improvements is within the boundaries of the property described and that no encroachment or trespass exists unless noted in the report.

The Americans with Disabilities Act ("ADA") became effective January 26, 1992. We have not made a specific compliance survey and analysis of this property to determine whether or not it is in conformity with the various detailed requirements of the ADA. It is possible that a compliance survey of the property together with a detailed analysis of the requirements of the ADA could reveal that the property is not in compliance with one or more of the requirements of the act. If so, this fact could have a negative effect on the value of the property. Since we have no direct evidence relating to this issue, we did not consider the possible noncompliance with the requirements of ADA in estimating the value of the property.

We have made a physical inspection of the property and noted visible physical defects, if any, in our report. This inspection was made by individuals generally familiar with real estate and building construction. However, these individuals are not architectural or structural engineers who would have detailed knowledge of building design and structural integrity. Accordingly, we do not opine on, nor are we responsible for, the structural integrity of the property including its conformity to specific governmental code requirements, such as fire, building and safety, earthquake, and occupancy, or any physical defects which were not readily apparent to the appraiser during the inspection.

The value or values presented in this report are based upon the premises outlined herein and are valid only for the purpose or purposes stated.

The date of value to which the conclusions and opinions expressed apply is set forth in this report. The value opinion herein rendered is based on the status of the national business economy and the purchasing power of the U.S. dollar as of that date.

Testimony or attendance in court or at any other hearing is not required by reason of this appraisal unless arrangements are previously made within a reasonable time in advance for

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT C
KNOLLWOOD, NASHVILLE, TENNESSEE

such testimony, and then such testimony shall be at American Appraisal Associates, Inc.'s, prevailing per diem for the individuals involved.

Possession of this report or any copy thereof does not carry with it the right of publication. No portion of this report (especially any conclusion to use, the identity of the appraiser or the firm with which the appraiser is connected, or any reference to the American Society of Appraisers or the designations awarded by this organization) shall be disseminated to the public through prospectus, advertising, public relations, news, or any other means of communication without the written consent and approval of American Appraisal Associates, Inc.

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT D
KNOLLWOOD, NASHVILLE, TENNESSEE

                                    EXHIBIT D
                            CERTIFICATE OF APPRAISER

                                    (1 PAGE)

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT D

                            CERTIFICATE OF APPRAISER

I certify that, to the best of my knowledge and belief:

         The statements of fact contained in this report are true and correct.

         The reported analyses, opinions, and conclusions are limited only by the reported assumptions and limiting conditions, and represent the unbiased professional analyses, opinions, and conclusions of American Appraisal Associates, Inc.

         American Appraisal Associates, Inc. and I personally, have no present or prospective interest in the property that is the subject of this report and have no personal interest or bias with respect to the parties involved.

         Compensation for American Appraisal Associates, Inc. is not contingent on an action or event resulting from the analyses, opinions, or conclusions in, or the use of, this report.

         The analyses, opinions, and conclusions were developed, and this report has been prepared, in conformity with the requirements of the Uniform Standards of Professional Appraisal Practice and the Code of Professional Ethics and the Standards of Professional Practice of the Appraisal Institute.

         The use of this report is subject to the requirements of the Appraisal Institute relating to review by its duly authorized representatives.

         I personally did not inspect the subject property. Daniel Salcedo provided significant real property appraisal assistance in the preparation of this report.

         I am currently in compliance with the Appraisal Institute's continuing education requirements.

                                                   -s- Frank Fehribach
                                                   ----------------------------
                                                   Frank Fehribach, MAI
                                           Managing Principal, Real Estate Group
                                            Tennessee Temporary Practice Permit
                                                        #00053573

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT E
KNOLLWOOD, NASHVILLE, TENNESSEE

                                    EXHIBIT E
                           QUALIFICATIONS OF APPRAISER

                                    (2 PAGES)

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT E
KNOLLWOOD, NASHVILLE, TENNESSEE

                                       FRANK A. FEHRIBACH, MAI

                               MANAGING PRINCIPAL, REAL ESTATE GROUP

POSITION Frank A. Fehribach is a Managing Principal for the Dallas Real Estate Group of American Appraisal Associates, Inc. ("AAA").

EXPERIENCE

Valuation         Mr. Fehribach has experience in valuations for resort hotels;
                  Class A office buildings; Class A multifamily complexes;
                  industrial buildings and distribution warehousing; multitract mixed-use vacant land; regional malls; residential subdivision development; and special-purpose properties such as athletic clubs, golf courses, manufacturing facilities, nursing homes, and medical buildings. Consulting assignments include development and feasibility studies, economic model creation and maintenance, and market studies.

                  Mr. Fehribach also has been involved in overseeing appraisal and consulting assignments in Mexico and South America.

Business Mr. Fehribach joined AAA as an engagement director in 1998. He was promoted to his current position in 1999. Prior to that, he was a manager at Arthur Andersen LLP. Mr. Fehribach has been in the business of real estate appraisal for over ten years.

EDUCATION         University of Texas - Arlington
                   Master of Science - Real Estate
                  University of Dallas
                   Master of Business Administration - Industrial
                  Management
                   Bachelor of Arts - Economics

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT E
KNOLLWOOD, NASHVILLE, TENNESSEE

STATE               State of Arizona, Certified General Real Estate Appraiser,
CERTIFICATIONS      #30828

                    State of Arkansas, State Certified General Appraiser,
                    #CG1387N

                    State of Colorado, Certified General Appraiser,
                    #CG40000445

                    State of Georgia, Certified General Real Property Appraiser, #218487

                    State of Michigan, Certified General Appraiser,
                    #1201008081

                    State of Texas, Real Estate Salesman License, #407158 (Inactive)

                    State of Texas, State Certified General Real Estate
                    Appraiser,
                    #TX-1323954-G

PROFESSIONAL        Appraisal Institute, MAI Designated Member
AFFILIATIONS        Candidate Member of the CCIM Institute pursuing Certified
                    Commercial Investment Member (CCIM) designation

PUBLICATIONS        "An Analysis of the Determinants of Industrial Property
                              -authored with Dr. Ronald C. Rutherford and
                    Dr. Mark Eakin, The Journal of Real Estate Research,
                    Vol. 8, No. 3, Summer 1993, p. 365.

AMERICAN APPRAISAL ASSOCIATES, INC.
KNOLLWOOD, NASHVILLE, TENNESSEE

                           GENERAL SERVICE CONDITIONS

AMERICAN APPRAISAL ASSOCIATES, INC.
KNOLLWOOD, NASHVILLE, TENNESSEE

                           GENERAL SERVICE CONDITIONS

The services(s) provided by AAA will be performed in accordance with professional appraisal standards. Our compensation is not contingent in any way upon our conclusions of value. We assume, without independent verification, the accuracy of all data provided to us. We will act as an independent contractor and reserve the right to use subcontractors. All files, workpapers or documents developed by us during the course of the engagement will be our property. We will retain this data for at least five years.

Our report is to be used only for the specific purpose stated herein; and any other use is invalid. No reliance may be made by any third party without our prior written consent. You may show our report in its entirety to those third parties who need to review the information contained herein. No one should rely on our report as a substitute for their own due diligence. We understand that our reports will be described in public tender offer documents distributed to limited partners. We reserve the right to review the public tender offer documents prior to their issuance to confirm that disclosures of facts from the current appraisals are accurate. No reference to our name or our report, in whole or in part, in any other SEC filing or private placement memorandum you prepare and/or distribute to third parties may be made without our prior written consent.

The Tender Offer Partnerships, as that term is defined in the Settlement Agreement, agree to indemnify and hold us harmless against and from any and all losses, claims, actions, damages, expenses or liabilities, including reasonable attorneys' fees, to which we may become subject in connection with this engagement except where such losses, claims, actions, damages, expenses or liabilities, including reasonable attorney's fees, arise or result from AAA's misconduct, bad faith or negligence. Co-Clients will not be liable for any of our acts or omissions.

AAA is an equal opportunity employer.